EXHIBIT 2.1

EXECUTION COPY

CONFIDENTIAL

AGREEMENT AND PLAN OF REORGANIZATION

DATED AS OF

DECEMBER 14, 2004

BY AND AMONG

BROOKS SPORTS, INC.,

THE PRINCIPAL SHAREHOLDERS

RUSSELL CORPORATION

AND

ADR ACQUISITION CORPORATION

Index of Certain Defined Terms

Accounting Firm	15
Acquisition Proposal	43
Actual Adjustment	1
Actual Value	16
Affiliate	1
Aggregate Estimated Common Stock Equivalent Consideration	1
Agreement	1
Antitrust Laws	2
Articles of Incorporation	2
Articles of Merger	11
Business Day	2
Buyer Indemnitee	51
Buyer Indemnitees	51
Cash and Cash Equivalents	2
Certificates	2
Claim	54
Closing	24
Closing Date	24
Closing Date Certificate	13
Closing Date Funded Indebtedness	2
COBRA	2
Code	2
Common Optionholder Consent	22
Common Stock	2
Common Stock Consideration	2
Common Stock Option Initial Amount	22
Common Stock Options	2
Common Stock Percentage	3
Company	1
Company Certificate	12
Company Equity Securities	54
Company Equity Securities Percentages	12
Company Intellectual Property Rights	32
Company Securityholders	3
Confidentiality Agreement	39
Contracts	33
Defect	3
Dissenting Shares	21
Effective Time	11
Employee Benefit Plan	3
Enterprise Value	3
Environmental Laws	3
ERISA	3
ERISA Affiliate	3
Escrow Account	13

v

Escrow Agreement	13
Escrow Amount	13
Escrow Funds	13
Estimated Common Stock Consideration	14
Estimated Per Share Prices	12
Estimated Purchase Price	3
Estimated Series A Preferred Stock Consideration	14
Estimated Series B Preferred Stock Consideration	14
Estimated Series C Preferred Stock Consideration	14
Estimated Series D Preferred Stock Consideration	14
Estimated Series E Preferred Stock Consideration	14
Exchange Act	3
Expense Funds	55
Financial Statements	27
Funded Indebtedness	3
GAAP	4
Governmental Authority	4
Hazardous Substances	4
High Value	16
HSR Act	4
Incentive Payments	8
Indemnified Party	51
Intellectual Property Rights	4
Interest Rate	17
Knowledge	4
Leased Property	34
Lien	4
Loss	51
Low Value	16
Manufacturers	31
Material Adverse Effect	4
Material Lease	34
Material Leases	34
Merger	11
Merger Documents	5
Most Recent Balance Sheet	28
Most Recent Balance Sheet Date	28
Multiemployer Plan	5
Net Working Capital	5
Net Working Capital Adjustment	5
Newco	1
Newco Plans	44
Option Agreements	5
Option Plan	5
Options	6
Other Proposal	6

Parent	1
Permitted Liens	6
Person	6
Preferred Optionholder Consent	23
Preferred Stock	6
Preferred Stock Consideration	6
Premium Cap	44
Principal Shareholders	6
Pro Rata Portion	6
Product	6
Proposed Closing Date Calculations	15
Proposed Closing Date Cash and Cash Equivalents	15
Proposed Closing Date Statement of Net Working Capital	15
Proposed Purchase Price	15
Purchase Price	7
Purchase Price Dispute Notice	15
Replenishment Funds	56
Responsible Party	52
Securities Act	7
Seller Expenses	8
Seller Indemnitee	51
Seller Indemnitees	51
Series A Percentage	8
Series A Preferred Stock	8
Series A Preferred Stock Consideration	8
Series B Percentage	8
Series B Preferred Stock	8
Series B Preferred Stock Consideration	8
Series C Percentage	8
Series C Preferred Stock	9
Series C Preferred Stock Consideration	9
Series D Percentage	9
Series D Preferred Stock	9
Series D Preferred Stock Consideration	9
Series E Percentage	9
Series E Preferred Stock	9
Series E Preferred Stock Consideration	9
Series E Preferred Stock Option Initial Amount	23
Series E Preferred Stock Options	9
Series E Preferred Stock Warrant Initial Amount	23
Series E Preferred Stock Warrants	9
Shareholder Consent	10
Shareholder Representative	10
Significant Customers	36
Subsidiary	10
Surviving Corporation	11

Target Base Amount	5
Tax	10
Tax Return	10
Termination Date	50
Third Party Claim	51
Threshold Amount	10
Title IV Plan	31
WBCA	11

Exhibits & Schedules

Exhibit A	Net Working Capital as of December 31, 2003
Exhibit B	Form of Shareholder Consent
Exhibit C	Form of Articles of Merger
Exhibit D	Form of Company Certificate
Exhibit E	Form of Escrow Agreement
Exhibit F	Confidentiality Agreement
Exhibit G	Company Consents
Exhibit H	Parent and Newco Consents
Exhibit I	Form of Receipt for Seller Expenses
Exhibit J	Form of Receipt for Funded Indebtedness
Exhibit K	Form of Receipt for Shareholder Representative

Schedule A	Options and Warrants
Schedule 3.1	Jurisdictions of Incorporation
Schedule 3.3	Noncontravention
Schedule 3.4	Consents
Schedule 3.5(a)	Capitalization
Schedule 3.5(b)	Subsidiaries
Schedule 3.6	Financial Statements
Schedule 3.7	Absence of Certain Developments
Schedule 3.8	Governmental Authorizations
Schedule 3.9	Litigation
Schedule 3.10	Tax Matters
Schedule 3.11	Environmental Matters
Schedule 3.12	Employee Matters
Schedule 3.12(b)	Manufacturers
Schedule 3.13(a)	Employee Benefit Plans
Schedule 3.13(c)	Employee Benefit Plan Compliance
Schedule 3.13(h)	Transaction-Related Benefits
Schedule 3.13(i)	Amounts Payable to Employees
Schedule 3.14(a)	Ownership of Company Intellectual Property Rights
Schedule 3.14(b)	List of Company Intellectual Property Rights
Schedule 3.14(c)	Third Party Intellectual Property Claims
Schedule 3.14(d)	Infringement of Company Intellectual Property Rights
Schedule 3.14(e)	Infringement of Third Party Intellectual Property Rights
Schedule 3.15	Contracts
Schedule 3.16	Insurance
Schedule 3.17(a)	Real Property
Schedule 3.17(b)	Title to Personal Property
Schedule 3.18	Transactions with Affiliates
Schedule 3.21	Products Liability
Schedule 3.23	Accounts Receivable and Inventory
Schedule 3.24	Customers and Suppliers

Schedule 4.4	Parent and Newco Consents
Schedule 5.2	Ordinary Course of Business Exceptions
Schedule 8.2(a)(iv)	Indemnification
Schedule 8.2(a)(v)	Indemnification

x

AGREEMENT AND PLAN OF REORGANIZATION

AGREEMENT AND PLAN OF REORGANIZATION, dated December 14, 2004, by and among Russell Corporation, an Alabama corporation (“Parent”), ADR Acquisition Corporation, a Washington corporation (“Newco”), the Principal Shareholders, and Brooks Sports, Inc., a Washington corporation (the “Company”).

WHEREAS, the respective Boards of Directors of Parent, Newco and the Company have approved the merger of Newco with and into the Company on the terms and subject to the conditions set forth herein; and

WHEREAS, in furtherance thereof, the Boards of Directors of each of Parent, Newco and the Company have approved this Agreement and the Merger (as defined below), upon the terms of and subject to the conditions set forth in this Agreement; and

WHEREAS, pursuant to the Merger, shares of Common Stock (as defined below) and Preferred Stock (as defined below) will be converted into the Common Stock Consideration (as defined below) and the Preferred Stock Consideration (as defined below), respectively, in the manner set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I—CERTAIN DEFINITIONS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Actual Adjustment” means the difference of (x) the Purchase Price minus (y) the Estimated Purchase Price.

“Acquisition Proposal” shall have the meaning set forth in Section 5.6.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agreement” means this Agreement and Plan of Reorganization.

“Aggregate Estimated Common Stock Equivalent Consideration” means the sum of (a) the aggregate Estimated Series A Preferred Stock Consideration, (b) the aggregate estimated Series B Preferred Stock Consideration, (c) the aggregate Estimated Series C Preferred Stock Consideration, (d) aggregate Estimated Series D Preferred Stock Consideration, (e) the aggregate Estimated Common Stock Consideration, (f) the aggregate Common Stock Option Initial Amount, and (g) the portions of (1) the aggregate Series E Preferred Stock Warrant Initial

Amount, (2) the aggregate Series E Preferred Stock Option Initial Amount, and (3) the aggregate Estimated Series E Preferred Stock Consideration, which are payable to the holders of the Series E Preferred Stock Warrants, Series E Preferred Stock Options, and Series E Preferred Stock in respect of the shares of Common Stock received or deemed received by such holders upon conversion or deemed conversion of the shares of Series E Preferred Stock, including those received or deemed received in connection with the exercise or deemed exercise of the Series E Preferred Stock Options and Series E Preferred Stock Warrants.

“Antitrust Laws” means the HSR Act and comparable antitrust or competition laws in foreign jurisdictions.

“Articles of Incorporation” means the Company’s Amended and Restated Articles of Incorporation as in effect from time to time.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City are open for the general transaction of business.

“Cash and Cash Equivalents” means the sum of the fair market value (expressed in United States dollars) of all cash and cash equivalents (including marketable securities and short term investments) of the Company and the Subsidiaries (as herein defined) as of immediately prior to the Closing, as reflected in the Company’s accounting records, but excluding any reclassification adjustment for negative cash balances (which includes all outstanding checks); provided that for all purposes of this Agreement, such number shall not be greater than $2,000,000.

“Certificates” means the outstanding certificates which immediately prior to the Effective Time represent shares of Common Stock or shares of Preferred Stock, as applicable.

“Closing Date Funded Indebtedness” means the Funded Indebtedness as of immediately prior to the Closing.

“COBRA” means requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means common stock, par value $0.0001 per share, of the Company.

“Common Stock Consideration” means, with respect to each outstanding share of Common Stock, an amount equal to (A) the Estimated Common Stock Consideration plus (B) if and when payable, a Pro Rata Portion of (i) amounts payable, if any, directly or indirectly, to the Company Securityholders pursuant to Section 2.7(d) and Section 9.1(b) hereof and (ii) amounts payable, if any, directly or indirectly, to the Company Securityholders from the Escrow Account pursuant to the terms hereof and the Escrow Agreement.

“Common Stock Options” means the options to purchase up to 2,930,900 shares of Common Stock outstanding as of the date hereof issued to certain current and former employees and consultants of the Company pursuant to the Option Plan or otherwise and pursuant to certain Option Agreements.

“Common Stock Percentage” means the “Common Stock Percentage” set forth in the Closing Certificate.

“Company Securityholders” means the holders of Company Equity Securities.

“Defect“ shall mean a defect or impurity of any kind, whether in design, manufacture, processing or otherwise, including any dangerous propensity associated with any reasonably foreseeable use of a Product, or the failure to warn of the existence of any defect, impurity or dangerous propensity.

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each other material employee benefit plan, program or arrangement maintained, sponsored or contributed to by the Company or any of its Subsidiaries.

“Enterprise Value” means (x) $115,439,029, if the Closing occurs on or before December 31, 2004 or (y) $115,317,436, if the Closing occurs on or after January 1, 2005.

“Environmental Laws” shall mean all federal, state, local and foreign statutes, regulations, ordinances, orders, judgments, decrees, common law standards and similar provisions having the force or effect of law concerning pollution or protection of human health, safety or the environment as such requirements are enacted and in effect on or prior to the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is considered a single employer with the Company under Section 414 of the Code.

“Estimated Purchase Price” means a good faith estimate of the Purchase Price, as determined on the basis of the Company’s most recent financial statements as determined by the Company’s Chief Financial Officer in accordance with the terms of Section 2.7(a). In connection with determining the Estimated Purchase Price, the Company’s Chief Financial Officer shall use the (i) Enterprise Value, (ii) the Net Working Capital Adjustment estimated as of the Closing Date and (iii) the Cash and Cash Equivalents estimated as of the Closing Date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder).

“Funded Indebtedness” means, as of any date, without duplication, the outstanding principal amount of, accrued and unpaid interest on and other payment obligations (including any prepayment premiums payable as a result of the consummation of the Merger) arising under any obligations of the Company or any Subsidiary consisting of (i) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money or for the deferred purchase price of property or services (other than trade payables and accrued expenses arising in the ordinary course of business but including all seller notes and “earn-out” payments),

(ii) indebtedness evidenced by any note, bond, debenture or other debt security or (iii) obligations under any interest rate, currency or other hedging agreements, in each case, as of such date, excluding any undrawn letters of credit and including, without limitation, pursuant to (y) the Credit Agreement, dated as of March 25, 2004, as amended, among the Company and Wells Fargo HSBC Trade Bank, N.A. (and all related agreements and instruments), and (z) the Subordinated Promissory Note, by and between the Company as borrower and J.H. Whitney Mezzanine Fund, L.P. as holder. Notwithstanding the foregoing, “Funded Indebtedness” shall not include any obligations under operating leases or capitalized leases.

“GAAP” means generally accepted accounting principles as in effect in the United States from time to time, applied on a consistent basis.

“Governmental Authority” means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, board, agency, commission, arbitral tribunal, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.

“Hazardous Substances” means (a) any petrochemical or petroleum products, radioactive materials, asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants” or “pollutants” or words of similar meaning and regulatory effect; or (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Intellectual Property Rights” means all patents, patent applications and industrial designs (including without limitation any continuations, divisionals, continuations-in-part, renewals and reissues), trademarks, service marks, trade names, designs, logos, slogans, other similar designations of source or origin and general intangibles of like nature, together with the goodwill of the business symbolized by any of the foregoing, and all registrations and applications therefor, copyrights, copyright registrations and applications, domain names, trade secrets, know-how and other confidential information, software and databases.

“Knowledge” means, with respect to any Person, actual knowledge without independent investigation (and shall in no event encompass constructive, imputed or similar concepts of knowledge); provided that in the case of the Company, such knowledge shall be limited to the Knowledge of James Weber, David Bohan, Ralph Buehlmaier, for purposes of Section 3.12 only, Jorge Cabrera, and for purposes of Sections 3.21, 3.23, 3.24 and 3.27 only, Stan Mavis.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, easement, restriction, option or charge of any kind but, for the avoidance of doubt, shall not include license agreements.

“Material Adverse Effect” means a material adverse effect upon the financial condition, business, assets, liabilities, or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that any adverse change, event or effect arising from or related to: (i) conditions affecting the retail industry generally or the United States economy generally; (ii) changes resulting from acts of terrorism, acts of war or the escalation of hostilities; (iii) changes in GAAP; (iv) any action taken by a party hereto in accordance with this Agreement; (v) any existing event or occurrence or circumstance which is referenced on a schedule to this Agreement; (vi) any adverse change in or effect on the business of the Company that is cured by the Company by the Closing; (vii) the public announcement of the transactions contemplated by this Agreement; or (viii) the completion of the transactions contemplated hereby, shall not be taken into account in determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur with respect to such entity.

“Merger Documents” means, collectively, this Agreement, the Articles of Merger, the Escrow Agreement, and all other agreements and documents entered into in connection with the Merger and the other transactions contemplated hereby.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Net Working Capital” means, as of any date:

(I)(A) accounts receivable (net of reserves for doubtful accounts) plus (B) inventory plus (C) prepaid expenses and other current assets minus

(II)(A) accounts payable plus (B) accrued expenses and other current liabilities,

in each case, of the Company and the Subsidiaries, on a consolidated basis, as of such date, as determined in accordance with the Company’s and the Subsidiaries’ accounting practices and with GAAP, applied on a basis consistent with the preparation of the Net Working Capital as of December 31, 2003, which is attached hereto as Exhibit A. Notwithstanding the foregoing, “Net Working Capital” shall not include any Cash and Cash Equivalents, deferred income Taxes, the amount of any income Tax refunds or overpayment of Taxes of the Company and its Subsidiaries for the taxable year ending on the Closing Date, property and equipment, trademarks, goodwill and other intangible assets, Funded Indebtedness, Seller Expenses, and any fees, expenses or other liabilities incurred in connection with any financing by Parent, Newco and their respective Affiliates of the transactions contemplated hereby.

“Net Working Capital Adjustment” means the amount, if any, by which Net Working Capital as of immediately prior to the Closing is less than $22,950,000 (the “Target Base Amount”).

“Option Agreements” means the option agreements entered into by and between the Company and certain Persons as described in Schedule A attached hereto, each as amended, restated or modified from time to time.

“Option Plan” means the Company’s 1998 Stock Option Plan, as amended from time to time.

“Options” means the Common Stock Options and the Series E Preferred Stock Options.

“Other Proposal” means any (a) Acquisition Proposal or (b) other action which is intended or would reasonably be expected to materially impede, interfere with, delay or materially and adversely affect the consummation of the Merger; provided that neither the Merger nor any other transaction contemplated by this Agreement to be consummated by the Company, any Principal Shareholder, Parent or Newco in connection with the Merger shall constitute an Other Proposal.

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for Taxes, assessments and governmental charges or levies not yet due and payable as of the Effective Time; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that (i) are not due and payable and (ii) are not in excess of $50,000 in the aggregate at any time; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; and (d) reciprocal easement agreements and other customary encumbrances on title to the Leased Property that (i) were not incurred in connection with any indebtedness, (ii) do not render title to the property encumbered thereby unmarketable and (iii) do not, individually or in the aggregate, materially adversely affect the use or occupancy of such property.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other organization, whether or not a legal entity, or a Governmental Authority.

“Preferred Stock” means, collectively, the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock.

“Preferred Stock Consideration” means, collectively, the Series A Preferred Stock Consideration, the Series B Preferred Stock Consideration, the Series C Preferred Stock Consideration, the Series D Preferred Stock Consideration and the Series E Preferred Stock Consideration.

“Principal Shareholders” means J.H. Whitney III, L.P., a Delaware limited partnership, Whitney Strategic Partners III, L.P., a Delaware limited partnership, and J.H. Whitney Mezzanine Fund, L.P., a Delaware limited partnership.

“Product” shall mean any product designed, manufactured, shipped, sold, marketed, distributed and/or otherwise introduced into the stream of commerce by the Company or any of its Subsidiaries.

“Pro Rata Portion” means, with respect to any payment to the Company Securityholders pursuant to Section 2.7(d) or directly or indirectly from the Escrow Account (or as set forth in Section 2.11(d) or Section 9.1(b)), that portion of such payment as equals:

(a) with respect to each share of Series A Preferred Stock outstanding immediately prior to the Effective Time, (i) the amount of such payment multiplied by (ii) the Series A Percentage (expressed as a decimal number) divided by (iii) the number of shares of Series A Preferred Stock outstanding immediately prior to the Effective Time;

(b) with respect to each share of Series B Preferred Stock outstanding immediately prior to the Effective Time, (i) the amount of such payment multiplied by (ii) the Series B Percentage (expressed as a decimal number) divided by (iii) the number of shares of Series B Preferred Stock outstanding immediately prior to the Effective Time;

(c) with respect to each share of Series C Preferred Stock outstanding immediately prior to the Effective Time, (i) the amount of such payment multiplied by (ii) the Series C Percentage (expressed as a decimal number) divided by (iii) the number of shares of Series C Preferred Stock outstanding immediately prior to the Effective Time;

(d) with respect to each share of Series D Preferred Stock outstanding immediately prior to the Effective Time, (i) the amount of such payment multiplied by (ii) the Series D Percentage (expressed as a decimal number) divided by (iii) the number of shares of Series D Preferred Stock outstanding immediately prior to the Effective Time; and

(e) with respect to each share of Series E Preferred Stock outstanding immediately prior to the Effective Time (including in-kind dividends payable on any such shares) and each share of Series E Preferred Stock issuable upon the exercise of a vested Series E Preferred Stock Option or a Series E Preferred Stock Warrant outstanding immediately prior to the Effective Time, (i) the amount of such payment multiplied by (ii) the Series E Percentage (expressed as a decimal number) divided by (iii) the sum of the number of shares of Series E Preferred Stock outstanding immediately prior to the Effective Time (including in-kind dividends payable on any such shares) plus the number of shares of Series E Preferred Stock issuable upon the exercise of all vested Series E Preferred Stock Options and Series E Preferred Stock Warrants outstanding immediately prior to the Effective Time; and

(f) with respect to each share of Common Stock outstanding immediately prior to the Effective Time and each share of Common Stock issuable upon the exercise of a vested Common Stock Option outstanding immediately prior to the Effective Time, (i) the amount of such payment multiplied by (ii) the Common Stock Percentage (expressed as a decimal number) divided by (iii) the sum of the number of shares of Common Stock outstanding immediately prior to the Effective Time plus the number of shares of Common Stock issuable upon the exercise of all vested Common Stock Options outstanding immediately prior to the Effective Time.

“Purchase Price” means (i) the Enterprise Value, plus (ii) the Cash and Cash Equivalents, minus (iii) the Net Working Capital Adjustment and shall be determined in the manner described in Section 2.7(c) hereof.

“Securities Act” means the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder).

“Seller Expenses” means (i) the collective amount payable by the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated hereby to (A) Wachovia Capital Markets, LLC (pursuant to the letter agreement, dated August 16, 2004, between the Company and Wachovia Capital Markets, LLC), (B) employees of the Company and its Subsidiaries, pursuant to written agreements with the Company or the applicable Subsidiary, and as set forth in the Company Certificate (the “Incentive Payments”), (C) Deloitte & Touche LLP, (D) Kirkland & Ellis LLP, (E) Garvey Schubert Barer, (F) Moss Adams, and (G) Orrick Herrington & Sutcliffe, LLC, in each case either, as of the Closing, or in connection with the transactions contemplated herein, plus (ii) the $250,000 to be retained by the Shareholder Representative as an expense reserve, as provided in Section 9.1(b) hereof, plus (iii) the $1,000,000 to be retained by the Shareholder Representative for replenishment of the Escrow Account, if applicable, as provided in Section 9.1(b), plus (iv) the $250,000 fee payable to J.H. Whitney III, L.P. and/or its affiliates in connection with the consummation of the transactions contemplated hereby; provided that in no event shall Seller Expenses include any expenses incurred by any legal counsel, accountants, investment bankers, or consultants hired by Parent, Newco or any of their respective Affiliates or any expenses incurred in connection with the financing of the transactions contemplated hereby.

“Series A Percentage” means the “Series A Percentage” set forth in the Closing Certificate.

“Series A Preferred Stock” means the Series A Convertible Preferred Stock, par value $0.01 per share, of the Company.

“Series A Preferred Stock Consideration” means, with respect to each outstanding share of Series A Preferred Stock, an amount equal to (A) the Estimated Series A Preferred Stock Consideration plus (B) if and when payable, a Pro Rata Portion of (i) amounts payable, directly or indirectly, to the Company Securityholders pursuant to Section 2.7(d) and Section 9.1(b) hereof and (ii) amounts payable, directly or indirectly, to the Company Securityholders from the Escrow Account pursuant to the terms hereof and the Escrow Agreement.

“Series B Percentage” means the “Series B Percentage” set forth in the Closing Certificate.

“Series B Preferred Stock” means the Series B Cumulative Convertible Preferred Stock, par value $0.01 per share, of the Company.

“Series B Preferred Stock Consideration” means, with respect to each outstanding share of Series B Preferred Stock, an amount equal to (A) the Estimated Series B Preferred Stock Consideration plus (B) if and when payable, a Pro Rata Portion of (i) amounts payable, directly or indirectly, to the Company Securityholders pursuant to Section 2.7(d) and Section 9.1(b)

hereof and (ii) amounts payable, directly or indirectly, to the Company Securityholders from the Escrow Account pursuant to the terms hereof and the Escrow Agreement.

“Series C Percentage” means the “Series C Percentage” set forth in the Closing Certificate.

“Series C Preferred Stock” means the Series C Cumulative Convertible Preferred Stock, par value $0.01 per share, of the Company.

“Series C Preferred Stock Consideration” means, with respect to each outstanding share of Series C Preferred Stock, an amount equal to (A) the Estimated Series C Preferred Stock Consideration plus (B) if and when payable, a Pro Rata Portion of (i) amounts payable, directly or indirectly, to the Company Securityholders pursuant to Section 2.7(d) and Section 9.1(b) hereof and (ii) amounts payable, directly or indirectly, to the Company Securityholders from the Escrow Account pursuant to the terms hereof and the Escrow Agreement.

“Series D Percentage” means the “Series D Percentage” set forth in the Closing Certificate.

“Series D Preferred Stock” means the Series D Convertible Preferred Stock, par value $0.01 per share, of the Company.

“Series D Preferred Stock Consideration” means, with respect to each outstanding share of Series D Preferred Stock, an amount equal to (A) the Estimated Series D Preferred Stock Consideration plus (B) if and when payable, a Pro Rata Portion of (i) amounts payable, directly or indirectly, to the Company Securityholders pursuant to Section 2.7(d) and Section 9.1(b) hereof and (ii) amounts payable, directly or indirectly, to the Company Securityholders from the Escrow Account pursuant to the terms hereof and the Escrow Agreement.

“Series E Percentage” means the “Series E Percentage” set forth in the Closing Certificate.

“Series E Preferred Stock” means the 10% Series E Cumulative Convertible Preferred Stock, par value $0.01 per share, of the Company.

“Series E Preferred Stock Consideration” means, with respect to each outstanding share of Series E Preferred Stock, an amount equal to (A) the Estimated Series E Preferred Stock Consideration plus (B) if and when payable, a Pro Rata Portion of (i) amounts payable, directly or indirectly, to the Company Securityholders pursuant to Section 2.7(d), Section 2.11(d) and Section 9.1(b) hereof and (ii) amounts payable, directly or indirectly, to the Company Securityholders from the Escrow Account pursuant to the terms hereof and the Escrow Agreement.

“Series E Preferred Stock Options” means the options to purchase up to an aggregate of 260,000 shares of Series E Preferred Stock outstanding as of the date hereof issued to James Weber, David Bohan, Ann Iverson and Steve Miller and pursuant to certain Series E Preferred Stock Option grants, as listed on Schedule A.

“Series E Preferred Stock Warrants” means the vested warrants to purchase up to 410,000 shares of Series E Preferred Stock outstanding as of the date hereof issued to J.H. Whitney III, L.P. and Whitney Strategic Partners III, L.P., as listed on Schedule A.

“Shareholder Consent” means the written consent of the requisite shareholders of the Company approving this Agreement, the Merger and the transactions contemplated hereby, in the form attached hereto as Exhibit B.

“Shareholder Representative” means, initially, J.H. Whitney III, L.P., a Delaware limited partnership, and/or, if applicable, any successor to J.H. Whitney III, L.P. appointed to such representation capacity pursuant to Section 9.1(f).

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. Unless the context requires otherwise, each reference to a Subsidiary shall be deemed to be a reference to a Subsidiary of the Company.

“Tax” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, windfall profits, environmental (under Section 59A of the Code), customs, duties, escheat, real property, personal property, capital stock, social security (or similar), unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or similar items in respect of the foregoing (whether disputed or not).

“Tax Return” means any return, report, declaration, claim for refund, information return or other document (including any related or supporting schedule, statement or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax of any party or the administration of any laws, regulations or administrative requirements relating to any Tax (including any amendment thereof).

“Threshold Amount” means $1,250,000; provided that this amount shall be deemed to be increased dollar-for-dollar by the amount, if any, that Net Working Capital as of immediately prior to the Closing exceeds $28,100,000, as determined pursuant to the Closing Date Certificate, and, if applicable, as adjusted pursuant to Section 2.7(c) below; provided, further, that in no event shall the “Threshold Amount” exceed $2,250,000.

Section 1.2 Interpretation. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (ii) the word “including” means “including, but not limited to”; (iii) masculine gender shall also include the feminine and neutral genders, and vice versa; and (iv) words importing the singular shall also include the plural, and vice versa.

ARTICLE II—THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Newco shall, pursuant to the provisions of the Washington Business Corporation Act (as amended from time to time, the “WBCA”), be merged with and into the Company (the “Merger”), and the separate corporate existence of Newco shall thereupon cease in accordance with the provisions of the WBCA. The Company shall be the surviving corporation in the Merger and shall continue to exist as the surviving corporation under its present name pursuant to the provisions of the WBCA. The separate corporate existence of the Company with all its rights, privileges, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the WBCA. From and after the Effective Time, the Company is sometimes referred to herein as the “Surviving Corporation.”

Section 2.2 Articles of Merger. On the Closing Date, the parties hereto shall cause articles of merger substantially in the form attached hereto as Exhibit C (the “Articles of Merger”), in accordance with the relevant provisions of the WBCA to be properly executed and filed in accordance with the WBCA and shall make all other filings or recordings required under the WBCA. The Merger shall be effective at the time and on the date of the filing of the Articles of Merger in accordance with the WBCA, which filing shall occur on the Closing Date (the “Effective Time”).

Section 2.3 Articles of Incorporation. The articles of incorporation of the Surviving Corporation shall be amended and restated at and as of the Effective Time to read as did the articles of incorporation of Newco immediately prior to the Effective Time (except that the name of the Surviving Corporation will remain unchanged). Such amended articles of incorporation of the Surviving Corporation shall continue in full force and effect until further amended in the manner prescribed by the provisions of the WBCA.

Section 2.4 By-laws. The by-laws of Newco, substantially in the form previously provided to the Company (but otherwise in form and substance satisfactory to Newco) in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until amended in accordance with applicable law.

Section 2.5 Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation and will hold office until their successors are duly elected or appointed and qualify in the manner provided in the articles of incorporation or by-laws of the Surviving Corporation or as otherwise provided by law, or until their earlier death, resignation or removal.

Section 2.6 Directors. The directors of Newco immediately prior to the Effective Time shall be the directors of the Surviving Corporation and will serve until their successors are duly elected or appointed and qualify in the manner provided in the articles of incorporation or by-laws of the Surviving Corporation or as otherwise provided by law, or until their earlier death, resignation or removal.

Section 2.7 Purchase Price.

(a) Estimated Purchase Price.

(i) No later than three nor more than four Business Days prior to the Closing, the Company shall deliver to Parent and Shareholder Representative (A) a certificate (the “Company Certificate”) setting forth the calculation of the Estimated Purchase Price, which shall be a good faith estimate of the Purchase Price and shall be executed by the Company’s Chief Financial Officer, which shall be determined based upon the Company’s most recent financial statements as of the date of such estimate while taking into account changes in the Company’s financial position since the date of such financial statements, and which will be in a form substantially similar to the sample Company Certificate set forth on Exhibit D (provided that such sample Company Certificate is merely illustrative of the information and calculations set forth therein, and does not necessarily reflect the actual financial figures to be used in completing such calculations in the Closing Date Certificate, except as otherwise set forth in this Agreement), and (B) the information and documentation used by Company to prepare the amounts set forth in the Company Certificate.

(ii) The Company Certificate shall also set forth (A) the estimated amount per share that the holder of each share of Series A Preferred Stock, the holder of each share of Series B Preferred Stock, the holder of each share of Series C Preferred Stock, the holder of each share of Series D Preferred Stock, the holder of each share of Series E Preferred Stock, and the holder of each share of Common Stock shall be paid at Closing (subject to the terms hereof) based upon the Estimated Purchase Price and the calculation thereof (the “Estimated Per Share Prices”) and (B) the Common Stock Percentage, the Series A Percentage, the Series B Percentage, the Series C Percentage, the Series D Percentage and the Series E Percentage (collectively, the “Company Equity Securities Percentages”), based on the percentage entitlement of each such class of equity securities (as a result of conversion to Common Stock, deemed conversion to Common Stock or otherwise) to the residual equity value of the Company. The Company Certificate shall also set forth (x) the actual amount of all Seller Expenses as of the Closing Date or otherwise incurred in connection with the transactions contemplated hereby, together with an itemized list of each such Seller Expense and the applicable creditor relating to such Seller Expense, (y) the actual amount of all Funded Indebtedness which will be outstanding as of the Closing Date, together with an itemized list of each portion of such Funded Indebtedness and the applicable creditor relating to such portion of such Funded Indebtedness, and (z) the Common Stock Option Initial Amount, the Series E Preferred Stock Option Initial Amount and the Series E Preferred Stock Warrant Initial Amount (each as defined in Section 2.11).

(iii) The calculation of the Estimated Per Share Prices shall reflect the maximum aggregate consideration payable to holders of each series of Preferred Stock and Common Stock under the Articles of Incorporation, and shall assume that (i) the Merger constitutes a liquidation of the Company for purposes of the Articles of Incorporation (despite any actual waivers or notices to the contrary), and (ii) each holder of Preferred Stock and Common Stock has taken any and all action necessary to maximize the portion of the Purchase Price to which such holder is entitled in respect of all shares of Preferred Stock and Common Stock held by such holder (including, without limitation, any and all provision of notices to the Company and any and all conversions into other classes or series of equity securities).

(iv) As promptly as practicable but not later than one Business Day prior to the Closing, each of Shareholder Representative and the Parent shall identify any adjustments that it reasonably believes are required to the Company Certificate. If the Company, the Parent or Shareholder Representative dispute any such adjustments, they shall all use their best efforts to resolve such dispute, after which the Company shall re-deliver to Parent and the Shareholder Representative a certificate setting forth the information and calculations required to be in the Company Certificate with such adjustments as the parties have agreed are appropriate (the “Closing Date Certificate”); provided that the Estimated Purchase Price shall not be final (and the Closing shall not occur) until it is reasonably satisfactory to each of Shareholder Representative and the board of directors of the Company.

(b) Closing Date Payments.

(i) On the Closing Date, contemporaneously with the filing of the Articles of Merger, Parent shall, or shall cause Newco to:

(A) Deposit $6,000,000 of cash (such amount, the “Escrow Amount” and such cash, the “Escrow Funds”) into an escrow account (the “Escrow Account”), which shall be established pursuant to an escrow agreement (the “Escrow Agreement”), which Escrow Agreement (x) shall be entered into on the Closing Date among the Surviving Corporation, Shareholder Representative and an escrow agent to be mutually agreed upon between Newco and Shareholder Representative and (y) shall be substantially in the form of Exhibit E attached hereto;

(B) Pay the Shareholder Representative an amount equal to the difference between (i) the Estimated Purchase Price and (ii) the sum of (1) the Escrow Amount plus (2) the amounts payable at Closing pursuant to Section 2.11 with respect to the Options plus (3) the Incentive Payments; and

(C) Pay the Company an amount equal to the sum of (i) the Incentive Payments plus (ii) the amounts payable at Closing pursuant to Section 2.11 with respect to the Options.

(ii) On the Closing Date, promptly after receipt of the funds contemplated by Section 2.7(b)(i)(B), the Shareholder Representative shall:

(A) With respect to each share of Series A Preferred Stock outstanding immediately prior to the Closing, pay or cause to be paid to each holder thereof an amount per share in accordance with the terms of the Closing Date Certificate and Sections 2.8 and 2.9 (the “Estimated Series A Preferred Stock Consideration”);

(B) With respect to each share of Series B Preferred Stock outstanding immediately prior to the Closing, pay or cause to be paid to each holder thereof an amount per share in accordance with the terms of the Closing Date Certificate and Sections 2.8 and 2.9 (the “Estimated Series B Preferred Stock Consideration”);

(C) With respect to each share of Series C Preferred Stock outstanding immediately prior to the Closing, pay or cause to be paid to each holder thereof an amount per share in accordance with the terms of the Closing Date Certificate and Sections 2.8 and 2.9 (the “Estimated Series C Preferred Stock Consideration”);

(D) With respect to each share of Series D Preferred Stock outstanding immediately prior to the Closing, pay or cause to be paid to each holder thereof an amount per share in accordance with the terms of the Closing Date Certificate and Sections 2.8 and 2.9 (the “Estimated Series D Preferred Stock Consideration”);

(E) With respect to each share of Series E Preferred Stock outstanding immediately prior to the Closing, pay or cause to be paid to each holder thereof an amount per share in accordance with the terms of the Closing Date Certificate and Sections 2.8 and 2.9 (the “Estimated Series E Preferred Stock Consideration”);

(F) With respect to each share of Common Stock outstanding immediately prior to the Closing, except as otherwise contemplated by Section 2.10, pay or cause to be paid to each holder thereof an amount per share in accordance with the terms of the Closing Date Certificate and Sections 2.8 and 2.9 (the “Estimated Common Stock Consideration”);

(G) Pay or cause to be paid the applicable portion of the Seller Expenses, other than with respect to the Incentive Payments, to each of the Persons owed a portion of the Seller Expenses as contemplated herein;

(H) Pay or cause to be paid all amounts payable at Closing pursuant to Section 2.11 hereof with respect to Series E Preferred Stock Warrants; and

(I) Pay or cause to be paid the applicable portion of the Funded Indebtedness outstanding as of the Closing to each of the Persons owed a portion of such Funded Indebtedness as contemplated herein.

(iii) On the Closing Date, promptly after receipt of the funds contemplated by Section 2.7(b)(i)(C), the Company shall:

(A) Pay (less any required withholding Tax) the Incentive Payments; and

(B) Pay (less any required withholding Tax) the amounts payable at Closing pursuant to Section 2.11 with respect to the Options.

(c) Preparation of the Purchase Price.

(i) As soon as practicable, but no later than 90 days after the Closing Date, Parent shall prepare and deliver to Shareholder Representative a proposed calculation of (A) the Net Working Capital as of immediately prior to the Closing (the “Proposed Closing Date Statement of Net Working Capital”), and (B) the Cash and Cash Equivalents (the “Proposed Closing Date Cash and Cash Equivalents”) and, in each case, the components thereof. The Estimated Purchase Price, as adjusted to reflect (x) the Proposed Closing Date Statement of Net Working Capital (but such adjustment shall only be made if it either results in (i) a deduction, or (ii) in an addition, provided that, for purposes of the calculation of any such addition, the Net Working Capital as determined in accordance with this Section 2.7(c) shall be deemed to never exceed the Target Base Amount), and (y) the Proposed Closing Date Cash and Cash Equivalents, is referred to in this Agreement as the “Proposed Purchase Price”. Such calculations shall collectively be referred to herein from time to time as the “Proposed Closing Date Calculations”. The proposed Closing Date Statement of Net Working Capital shall be prepared in accordance with GAAP and in a manner consistent with the calculation of Net Working Capital as set forth on Exhibit A.

(ii) If Shareholder Representative does not give written notice of dispute (a “Purchase Price Dispute Notice”) to Parent within 30 days of receiving the Proposed Closing Date Calculations, Shareholder Representative and the other parties hereto agree that (A) the Proposed Closing Date Statement of Net Working Capital shall be deemed to set forth the Net Working Capital as of immediately prior to the Closing, and (B) the Proposed Closing Date Cash and Cash Equivalents shall be deemed to set forth the Cash and Cash Equivalents. If Shareholder Representative gives a Purchase Price Dispute Notice to Parent (which Purchase Price Dispute Notice must set forth, in reasonable detail, the items and amounts in dispute) within such 30-day period, Parent and Shareholder Representative will use reasonable efforts to resolve the dispute during the 30-day period commencing on the date Parent receives the applicable Purchase Price Dispute Notice from Shareholder Representative.

(iii) If Shareholder Representative and Parent do not obtain a final resolution within such 30-day period, then the items in dispute shall be submitted immediately to the Seattle, Washington office of KPMG LLP (the “Accounting Firm”) which shall be independent and if not independent, Parent and Shareholder Representative shall cooperate to designate another independent accountant to serve as the Accounting Firm. Each party agrees to execute, if required by the Accounting Firm, a reasonable engagement letter. The Accounting Firm shall determine only those issues still in dispute at the time of submission to the Accounting Firm, and the Accounting Firm’s determination shall be based upon and consistent with the terms and conditions of this Agreement. The determination by the Accounting Firm shall be based on presentations with respect to such disputed items by the Parent and Shareholder Representative to the Accounting Firm and, if determined necessary by the Accounting Firm, on the Accounting Firm’s independent review. Each of the Parent and Shareholder Representative shall use its reasonable best efforts to make its presentation as promptly as practicable following submission to the Accounting Firm of the disputed items, and each such party shall be entitled, as part of its presentation, to respond to the presentation of the other party and any questions and requests of the Accounting Firm. In deciding any matter, the Accounting Firm (i) shall be bound by the provisions of this Section 2.7(c) and (ii) may not assign a value to any item greater than the greatest value for such item claimed by either the Parent or Shareholder Representative or less than the smallest value for such item claimed by the Parent or Shareholder Representative. The Accounting Firm’s determination shall be made within 60 days after its engagement, shall be set forth in a written statement delivered to the Parent and Shareholder Representative and shall be final, conclusive, non-appealable and binding for all purposes hereunder; provided that such determination may be reviewed, corrected or set aside by a court of competent jurisdiction but only upon a finding that the Accounting Firm committed manifest error with respect to its determination. The determination of the Accounting Firm shall not be deemed an award subject to review under the Federal Arbitration Act or any other statute. The Accounting Firm will revise the Proposed Closing Date Calculations as appropriate to reflect the resolution of any objections thereto pursuant to this Section 2.7(c). The Proposed Purchase Price together with any revisions thereto pursuant to this Section 2.7(c) shall be deemed the actual Purchase Price for purposes hereof.

(iv) In the event Shareholder Representative and Parent submit any unresolved objections to an Accounting Firm for resolution as provided in this Section 2.7(c), the responsibility for the fees and expenses of the Accounting Firm shall be as follows:

(A) if such Accounting Firm resolves all of the remaining objections in favor of Parent’s position (the Purchase Price so determined is referred to herein as the “Low Value”), then all of the fees and expenses of the Accounting Firm shall be paid from the Escrow Funds;

(B) if the Accounting Firm resolves all of the remaining objections in favor of Shareholder Representative’s position (the Purchase Price so determined is referred to herein as the “High Value”), then Parent will be responsible for all of the fees and expenses of the Accounting Firm; and

(C) if such Accounting Firm neither resolves all of the remaining objections in favor of Parent’s position nor resolves all of the remaining objections in favor of Shareholder Representative’s position (the Purchase Price so determined is referred to herein as the “Actual Value”), then that fraction of the fees and expenses of the Accounting Firm equal to (x) the difference between the High Value and the Actual Value over (y) the difference between the High Value and the Low Value shall be paid from the Escrow Funds, and Parent will be responsible for the remainder of the fees and expenses of the Accounting Firm.

(v) Parent will make the financial records of the Surviving Corporation and its Subsidiaries, as well as consultation with James Weber and David Bohan, available to Shareholder Representative, its accountants, the Accounting Firm and other representatives of Shareholder Representative and the Accounting Firm at reasonable times upon reasonable notice at any time before and after the delivery of the Proposed Closing Date Calculations and continuing during the resolution of any objections with respect to, the Proposed Closing Date Calculations. The parties shall cooperate and assist in the preparation of the Proposed Closing Date Calculations and the conduct of the review, audits and negotiations referred to in this Section 2.7(c), including making available to the extent necessary all books, records, work papers and personnel.

(d) Adjustment to Estimated Purchase Price.

(i) If the Actual Adjustment is a positive amount, Surviving Corporation will (A) pay to Shareholder Representative, on behalf of each holder of Company Equity Securities (as defined in Section 9.1(a)) as of immediately prior to the Closing (excluding holders of Options), such positive amount, together with interest on such amount at an annual rate equal to the LIBOR six-month rate of interest calculated on a 365-day year (as quoted on the Business Day prior to the payment date by the Wall Street Journal) (the “Interest Rate”) from the Closing Date to the date of the payment of such amount to Shareholder Representative, on behalf of the holders of Company Equity Securities as of immediately prior to the Closing (excluding holders of Options), less the applicable Pro Rata Portion of such amount payable to holders of Options, by wire transfer or delivery of other immediately available funds, in each case, within three business days after the date on which the Purchase Price is finally determined pursuant to Section 2.7(c) above, and (B) will pay (less any required withholding Tax) to each holder of Options such holder’s applicable Pro Rata Portion of the total amount due and payable by the Surviving Corporation pursuant to this first sentence of Section 2.7(d)(i). In such event, the Shareholder Representative shall disburse such proceeds to the holders of Company Equity Securities (excluding holders of Options) within five Business Days of receipt of such proceeds in accordance with the applicable Pro Rata Portion.

(ii) If the Actual Adjustment is a negative amount, then within three Business Days after the date on which the Purchase Price is finally determined pursuant to Section 2.7(c) above, Parent and Shareholder Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to the Surviving Corporation from the Escrow Funds an amount equal to the absolute value of such negative amount, together with interest on such amount at the Interest Rate from the Closing Date to the date of the payment of such amount to Parent; provided, however, that in no event will such aggregate amount exceed the amount then in the Escrow Account.

(e) Replenishment of Escrow Account. The Shareholder Representative, on behalf of the Company Securityholders, shall promptly repay into the Escrow Account, dollar-for-dollar, the amount, if any, which is paid from the Escrow Account to the Surviving Corporation pursuant to Section 2.7(d)(ii) as a result of a final determination (pursuant to Section 2.7(c)) that Net Working Capital as of immediately prior to the Closing was less than $18,100,000; provided that in no event shall the aggregate repayment obligation set forth in this Section 2.7(e) exceed $1,000,000.

Section 2.8 Conversion of Shares.

(a) Conversion of Series A Preferred Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof or any party hereto, each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares held in the Company’s treasury or by any of the Subsidiaries) shall be canceled and converted into the right to receive the Series A Preferred Stock Consideration, payable in cash to the holder thereof at the various times set forth herein, without interest thereon (except as otherwise provided in Section 2.7(d)(i)), upon surrender of the Certificate formerly representing such share, all in accordance with the Closing Date Certificate and Sections 2.7 and 2.9.

(b) Conversion of Series B Preferred Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof or any party hereto, each share of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares held in the Company’s treasury or by any of the Subsidiaries) shall be canceled and converted into the right to receive the Series B Preferred Stock Consideration, payable in cash to the holder thereof at the various times set forth herein, without interest thereon (except as otherwise provided in Section 2.7(d)(i)), upon surrender of the Certificate formerly representing such share, all in accordance with the Closing Date Certificate and Sections 2.7 and 2.9.

(c) Conversion of Series C Preferred Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof or any party hereto, each share of Series C Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares held in the Company’s treasury or by any of the Subsidiaries) shall be canceled and converted into the right to receive the Series C Preferred Stock Consideration, payable in cash to the holder thereof at the various times set forth herein, without interest thereon (except as otherwise provided in Section 2.7(d)(i)), upon surrender of the Certificate formerly representing such share, all in accordance with the Closing Date Certificate and Sections 2.7 and 2.9.

(d) Conversion of Series D Preferred Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof or any party hereto, each share of Series D Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares held in the Company’s treasury or by any of the Subsidiaries) shall be canceled and converted into the right to receive the Series D Preferred Stock Consideration, payable in cash to the holder thereof at the various times set forth herein, without interest thereon (except as otherwise provided in Section 2.7(d)(i)), upon surrender of the Certificate formerly representing such share, all in accordance with the Closing Date Certificate and Sections 2.7 and 2.9.

(e) Conversion of Series E Preferred Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof or any party hereto,

each share of Series E Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares held in the Company’s treasury or by any of the Subsidiaries) shall be canceled and converted into the right to receive the Series E Preferred Stock Consideration, payable in cash to the holder thereof at the various times set forth herein, without interest thereon (except as otherwise provided in Section 2.7(d)(i)), upon surrender of the Certificate formerly representing such share, all in accordance with the Closing Date Certificate and Sections 2.7 and 2.9. By virtue of the Merger and without any action on the part of any holder thereof or any party hereto, each share of Series E Preferred Stock issuable upon the exercise of any Series E Preferred Stock Option or Series E Preferred Stock Warrant which remains outstanding after the Effective Time shall be canceled and converted, immediately upon exercise of such Series E Preferred Stock Option or Series E Preferred Stock Warrant, into the right to receive the amounts contemplated by Section 2.11(b), payable in cash to the holder thereof, without interest thereon (except as otherwise provided in Section 2.7(d)(i)), upon surrender of the Certificate formerly representing such share (if applicable), all in accordance with the Closing Date Certificate and Sections 2.7, 2.9 and 2.11.

(f) Conversion of Common Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof or any party hereto, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held in the Company’s treasury or by any of the Subsidiaries) shall be canceled and converted into the right to receive the Common Stock Consideration, payable in cash to the holder thereof, without interest thereon (except as otherwise provided in Section 2.7(d)(i)), upon surrender of the Certificate formerly representing such share, all in accordance with the Closing Date Certificate and Section 2.7 and Section 2.9. By virtue of the Merger and without any action on the part of any holder thereof or any party hereto, each share of Common Stock issuable upon the exercise of any Common Stock Option which remains outstanding after the Effective Time shall be canceled and converted, immediately upon exercise of such Common Stock Option, into the right to receive the Common Stock Consideration (net of any exercise price payable in respect of such Common Stock Option), payable in cash to the holder thereof, without interest thereon (except as otherwise provided in Section 2.7(d)(i)), upon surrender of the Certificate formerly representing such share (if applicable), all in accordance with the Closing Date Certificate and Sections 2.7, 2.9 and 2.11.

(g) Treasury Shares. Each share of Common Stock or Preferred Stock held in the treasury of the Company or by any Subsidiary immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holders thereof, be canceled, retired and cease to exist as of the Effective Time and no payment shall be made with respect thereto.

(h) Newco Shares. As of the Effective Time, each share of capital stock of Newco issued and outstanding immediately prior to the Effective Time shall, without any action on the part of Newco, be converted on a one-for-one basis into shares of the corresponding class of capital stock of the Surviving Corporation.

(i) Holders of Certificates. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such Certificates, except the right to receive the Common Stock Consideration, the Series A Preferred Stock Consideration, the Series

B Preferred Stock Consideration, the Series C Preferred Stock Consideration, the Series D Preferred Stock Consideration, or the Series E Preferred Stock Consideration, as applicable, with respect to each of the shares represented thereby.

Section 2.9 Exchange of Certificates.

(a) Upon surrender of any Certificates, together with duly executed letters of transmittal in form and substance reasonably satisfactory to the Company, Shareholder Representative and Parent (which shall be made available by the Company to all holders of Common Stock and Preferred Stock), on or prior to the Closing Date to the Shareholder Representative, the holder of each Certificate shall receive from the Shareholder Representative (or the Shareholder Representative shall cause to be paid) on the Closing Date in exchange for each share of Preferred Stock or Common Stock evidenced thereby, without interest (except as otherwise provided in Section 2.7(d)(i)), the Estimated Series A Preferred Stock Consideration, the Estimated Series B Preferred Stock Consideration, the Estimated Series C Preferred Stock Consideration, the Estimated Series D Preferred Stock Consideration, the Estimated Series E Preferred Stock Consideration, or the Estimated Common Stock Consideration, as applicable, in the form of cash by wire transfer of immediately available funds, to which such holder is entitled pursuant to the Closing Date Certificate and Section 2.7 and/or Section 2.8. At any time after the Effective Time, upon surrender to the Shareholder Representative of any Certificates (other than Certificates surrendered pursuant to the first sentence of this Section 2.9(a)), together with such duly executed letter of transmittal, the holder of each such Certificate shall receive from the Shareholder Representative (or the Shareholder Representative shall cause to be paid) immediately thereafter in exchange therefor, without interest (except as otherwise provided in Section 2.7(d)(i)), the Estimated Series A Preferred Stock Consideration, the Estimated Series B Preferred Stock Consideration, the Estimated Series C Preferred Stock Consideration, the Estimated Series D Preferred Stock Consideration, the Estimated Series E Preferred Stock Consideration, or the Estimated Common Stock Consideration, as applicable, payable in cash pursuant to the Closing Date Certificate and Section 2.7 and/or Section 2.8, in the form of cash by wire transfer of immediately available funds, to which such holder is entitled pursuant to such sections of the Agreement; provided, however, that any such payments for less than $20,000 to a particular holder may be made by check. Each Certificate surrendered to the Shareholder Representative pursuant to this Section 2.9(a) shall be promptly delivered by the Shareholder Representative to the Surviving Corporation and shall thereafter be promptly canceled by the Surviving Corporation. Holders of Certificates shall not be entitled to receive payment hereunder until such holder’s applicable Certificates have been surrendered pursuant to this Section 2.9 (or, alternatively, such holder has complied with the provisions of Section 2.9(b) below) and after the Effective Time. If payment or delivery is to be made to a Person other than the Person in whose name a Certificate so surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer, that the signatures on the Certificate or any related stock power shall be properly guaranteed and that the Person requesting such payment either pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate so surrendered or establish to the satisfaction of the Shareholder Representative that such Tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.9, each Certificate (other than Certificates canceled pursuant to Section 2.8(g)) shall represent for all purposes only the right to receive, without interest (except as otherwise provided in Section 2.7(d)(i)) the Series A Preferred Stock Consideration, the Series B Preferred Stock Consideration, the Series C Preferred Stock Consideration, the Series D Preferred Stock Consideration, the Series E Preferred Stock Consideration, or the Common Stock Consideration, as applicable, in the form provided for by this Agreement. Except as provided herein, all cash paid upon surrender of the Certificates in accordance with this Section 2.9 shall be deemed to have been paid in satisfaction of all rights pertaining to the shares of Common Stock or Preferred Stock represented thereby.

(b) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the registered holder of such lost, stolen or destroyed Certificate in form and substance acceptable to Parent and Shareholder Representative (if such affidavit is accepted before the Effective Time) or the Surviving Corporation and Shareholder Representative (if such affidavit is accepted after the Effective Time), and upon the providing of a customary undertaking to indemnify Shareholder Representative and the Surviving Corporation from losses relating to such lost, stolen or destroyed Certificate, the Shareholder Representative will issue or cause to be issued in exchange for such lost, stolen or destroyed Certificate the Preferred Stock Consideration or the Common Stock Consideration, as applicable, in respect thereof in the manner set forth in Section 2.7 and/or Section 2.8.

(c) If Certificates are not surrendered prior to the date that is three years after the Effective Time (or such earlier date to the extent that any cash payable to the holder of such Certificate would otherwise escheat to or become the property of any Governmental Authority), unclaimed amounts (including interest thereon) of Preferred Stock Consideration and Common Stock Consideration shall, to the extent permitted by applicable law, become the property of the Surviving Corporation and may be commingled with the general funds of the Surviving Corporation, free and clear of all claims or interest, and the Shareholder Representative shall promptly pay any such amounts to the Surviving Corporation. Notwithstanding the foregoing, provided that any shareholders of the Company who have not theretofore complied with the provisions of this Section 2.9 shall thereafter look only to the Surviving Corporation (or, until such time as any unclaimed amounts contemplated by the previous sentence have been paid to the Surviving Corporation, to the Shareholder Representative) and, in any event, only as general creditors thereof for payment for their claims in the form and amounts to which such shareholders are entitled; provided that no party hereto or the Surviving Corporation or the Shareholder Representative shall be liable to a holder of any Certificate for cash delivered to a public official pursuant to applicable abandoned property, escheat or similar laws upon the lapse of the applicable time periods provided for therein.

(d) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of the shares of Preferred Stock or Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Shareholder Representative and then to the Surviving Corporation, they shall be canceled and exchanged for the Preferred Stock Consideration or the Common Stock Consideration, as applicable, as provided for, in accordance with, and subject to the provisions of this Section 2.9.

Section 2.10 Dissenting Shares. Each share of Common Stock or Preferred Stock issued and outstanding immediately prior to the Effective Time held by shareholders who shall have properly exercised their dissenters’ rights with respect thereto under Chapter 23B.13 of the WBCA (such shares of capital stock, collectively, the “Dissenting Shares”) shall be canceled as of the Effective Time. Notwithstanding Section 2.7, Section 2.8 and Section 2.9 hereof, each Dissenting Share shall not be converted into the right to receive the applicable Common Stock Consideration or Preferred Stock Consideration pursuant to the Merger, but in lieu thereof, the holders of such Dissenting Shares shall be entitled to receive payment of the fair value of such shares in accordance with the provisions of Chapter 23B.13 of the WBCA; provided that each Dissenting Share held by a shareholder who (a) shall thereafter withdraw his or her demand for payment of fair value with the consent of the Company or (b) shall fail to perfect his or her right to such payment as provided in such Chapter 23B.13 shall be deemed to be converted as of the Effective Time into the right to receive the applicable Common Stock Consideration or Preferred Stock Consideration, as applicable, in the form such holder otherwise would have been entitled to receive as a result of the Merger. The Company shall give Parent and Shareholder Representative prompt notice of any demands received by the Company under Chapter 23B.13 of the WBCA, Shareholder Representative shall have the right to participate in all negotiations and proceedings with respect to such demands and Parent shall have the right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle or offer to settle or otherwise negotiate, any such demands, in each case, unless required by applicable law. The applicable Common Stock Consideration and/or Preferred Stock Consideration otherwise payable in consideration of Dissenting Shares shall be reserved by the Shareholder Representative for settlement of any such fair value payments hereunder with respect to the Dissenting Shares, shall not be paid to holders of Dissenting Shares or any other Person except as directed by Parent and shall be paid by the Shareholder Representative to holders of Dissenting Shares promptly upon written request by Parent.

Section 2.11 Common Stock Options, Series E Preferred Stock Options and Series E Preferred Stock Warrants.

(a) As provided in Section 8.3 of the Option Plan, all outstanding unvested Common Stock Options shall vest immediately prior to the Effective Time. The Company shall, as soon as practicable, give notice to all holders of Common Stock Options of the acceleration of vesting and the intended date of expiration of such Common Stock Options. Prior to the Effective Time, the Company shall use its commercially reasonable efforts to obtain a consent (a “Common Optionholder Consent”) from each holder of Common Stock Options to receive the consideration referenced in this Section 2.11(a) in exchange for all of such holder’s Common Stock Options; provided that the failure by the Company to obtain any such Common Optionholder Consent, despite the use of its commercially reasonable efforts to do so, shall not result in any liability or other adverse consequence to the Company pursuant to the terms of this Agreement, except as provided in Section 6.2(g). At the Closing, the Company shall pay to each holder of any Common Stock Option who has executed a Common Optionholder Consent an amount of cash (less any required withholding Tax) in respect thereof equal to (A)(x)(i) the Aggregate Estimated Common Stock Equivalent Consideration plus the aggregate exercise price for all vested Common Stock Options as of the Effective Time divided by (ii) the number of shares of Common Stock outstanding as of immediately prior to the Closing on a fully-diluted basis (excluding all shares of Common Stock issuable upon the conversion of shares of Preferred Stock which are not so converted, or deemed converted for purposes of the Closing Certificate, as of the Effective Time) minus (y) the exercise price per share of Common Stock for such Common Stock Option multiplied by (B) the number of shares of Common Stock issuable upon exercise of such Common Stock Option, (such gross amount of cash, the “Common Stock Option Initial Amount”). The surrender of a Common Stock Option to the Company or the Shareholder Representative in exchange for the appropriate Common Stock Option Initial Amount shall be deemed a release of all rights the holder had or may have had in respect of such Common Stock Option, except to the extent provided in Section 2.7(d), Section 2.11(d) and/or Section 9.1(b) hereof. Upon receipt of the consideration provided for herein, including the Common Stock Option Initial Amount, by the holder of a Common Stock Option, such Common Stock Option shall be canceled.

(b) As provided in Section 2 of each agreement pursuant to which Series E Preferred Stock Options were issued, all outstanding unvested Series E Preferred Stock Options shall vest immediately prior to the Effective Time. Prior to the Effective Time, the Company shall use its commercially reasonable efforts to obtain a consent (a “Preferred Optionholder Consent”) from each holder of Series E Preferred Stock Options to receive the consideration referenced in this Section 2.11(b) in exchange for all of such holder’s Series E Preferred Stock Options; provided that the failure by the Company to obtain any such Preferred Optionholder Consent, despite the use of its commercially reasonable efforts to do so, shall not result in any liability or other adverse consequence to the Company pursuant to the terms of this Agreement, except as provided in Section 6.2(g). At the Closing, (i) the Company shall pay to each holder of any Series E Preferred Stock Option an amount of cash (less any required withholding Tax) in respect thereof equal to (A)(x) $5.00 plus (y) the Estimated Common Stock Consideration, multiplied by (B) the number of shares of Series E Preferred Stock issuable upon exercise of such Series E Preferred Stock Option (such gross amount of cash, the “Series E Preferred Stock Option Initial Amount”) and (ii) the Shareholder Representative shall pay to each holder of any Series E Preferred Stock Warrant an amount of cash in respect thereof equal to (A)(x) $5.00 plus (y) the Estimated Common Stock Consideration, multiplied by (B) the number of shares of Series E Preferred Stock issuable upon exercise of such Series E Preferred Stock Warrant (such gross amount of cash, the “Series E Preferred Stock Warrant Initial Amount”). The surrender of a Series E Preferred Stock Option or a Series E Preferred Stock Warrant to the Company or the Shareholder Representative in exchange for the appropriate Series E Preferred Stock Option Initial Amount or the Series E Preferred Stock Warrant Initial Amount, as applicable, shall be deemed a release of all rights the holder had or may have had in respect of such Series E Preferred Stock Option or Series E Preferred Stock Warrant, as applicable, except to the extent provided in Section 2.7(d), Section 2.11(d) and/or Section 9.1(b) hereof. Upon receipt of the consideration provided for herein, including the Series E Preferred Stock Option Initial Amount or the Series E Preferred Stock Warrant Initial Amount, as applicable, by the holder of a Series E Preferred Stock Option or Series E Preferred Stock Warrant, such Series E Preferred Stock Option or Series E Preferred Stock Warrant shall be canceled.

(c) Prior to the Closing, the Company shall take the actions necessary to give effect to the provisions of this Section 2.11, including without limitation pursuant to the terms of the Option Plan.

(d) If the Surviving Corporation receives any cash from the Escrow Account for the benefit of the former holders of Options, then the Surviving Corporation shall promptly pay to each former holder of the Options an amount equal to such holder’s Pro Rata Portion of such cash, net of applicable withholding Taxes.

(e) The Option Plan shall terminate as of the Effective Time. No holder of Common Stock Options who has executed a Common Optionholder Consent shall have any rights in respect of such Common Stock Options to acquire any equity securities of the Company, the Surviving Corporation or any Subsidiary, and such Common Stock Options shall be canceled as of the Effective time, as provided in the Common Optionholder Consent. Holders of Common Stock Options issued pursuant to the Option Plan and vested as of the Effective Time who have not executed a Common Optionholder Consent shall have no rights with respect to such Common Stock Options or under the Option Plan other than to receive the Common Stock Option Initial Amount payable by the Company at the time that such Common Stock Options are exercised pursuant to Section 2.11(a) and the other applicable amounts payable, if any, pursuant to this Agreement, and such Common Stock Options shall, pursuant to the terms of Section 8.3 of the Option Plan, expire 90 days after the Closing Date. No holder of Series E Preferred Stock Options or Series E Preferred Stock Warrants shall have any rights under the applicable Series E Preferred Stock Option or Series E Preferred Stock Warrant to acquire any equity securities of the Company, the Surviving Corporation or any Subsidiary and such Series E Preferred Stock Options and Series E Preferred Stock Warrants shall be canceled as of the Effective Time. Holders of Series E Preferred Stock Options who have not executed a Preferred Optionholder Consent shall have no rights with respect to such Series E Preferred Stock Options other than to receive the Series E Preferred Stock Option Initial Amount payable at the Closing by the Company pursuant to Section 2.11(b) and the other applicable amounts payable, if any, pursuant to this Agreement.

Section 2.12 Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Garvey Schubert Barer, 1191 Second Avenue, Seattle, Washington, at 10:00 A.M. on the Business Day following the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their terms cannot be satisfied until the Closing), or on such date and time as the Company and Newco shall mutually agree. The time and date of the Closing is herein called the “Closing Date”.

ARTICLE III —REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Newco as of the date hereof and (except for any representations and warranties that speak as of a different specified date) as of the Closing as hereafter set forth in this Article III, subject to the exceptions set forth in the Schedules to this Agreement:

Section 3.1 Organization and Qualification; Subsidiaries. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation specified on Schedule 3.1 and has the corporate power and authority and all licenses, permits and authorizations necessary to own, lease and operate its property and assets and to carry on its business as presently conducted, and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction wherein the nature of its business or the ownership of its assets makes such qualification necessary, except where the failure to be so qualified and in good standing as a foreign corporation, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. The Company has previously provided to Parent and Newco true and complete copies of (i) its Articles of Incorporation and all amendments thereto or restatements thereof, (ii) its by-laws as currently in effect and (iii) true and complete copies of the certificate or articles of incorporation and by-laws (or similar organizational documents), as currently in effect, of each Subsidiary.

Section 3.2 Authorization. The Company has the corporate power and authority to execute, deliver and perform this Agreement and each other Merger Document to be executed by the Company in connection herewith and to perform its obligations hereunder and thereunder, all of which have been duly authorized by all requisite corporate action, including the Shareholder Consent. This Agreement has been, and as of the Closing each other Merger Document to be executed by the Company will be, duly authorized, executed and delivered by the Company and, assuming that this Agreement has been, and assuming that each other Merger Document to be executed by the Company will be, duly and validly authorized, executed and delivered by Parent and Newco, as applicable, this Agreement constitutes, and as of the Closing each other Merger Document to be executed by the Company will constitute, a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforceability hereof or thereof may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally or (ii) applicable equitable principles (whether considered in a proceeding at law or in equity). The Shareholder Consent constitutes a valid action by written consent under the WBCA and the organizational documents of the Company, is valid and binding on the Company and all of the shareholders of the Company and is the only vote of, or written consent by, the holders of any class or series of the capital stock of the Company or any options, warrants or other securities of the Company required in connection with the approval of this Agreement, the Merger and the transactions contemplated hereby, including, without limitation, the granting to Shareholder Representative (and any of its replacements as contemplated by Section 9.1(f)) the power and authority to incur obligations, to execute documents (including the Escrow Agreement) that are legally binding on such Persons, to obligate them to provide the indemnification contemplated by Section 9.1(b), to make decisions and settle disputes on their behalf as contemplated in Section 9.1 and elsewhere in this Agreement and the Escrow Agreement, and to otherwise act on behalf of the holders of Company Equity Securities as contemplated by this Agreement and the Escrow Agreement; provided that the granting to Shareholder Representative (and any of its replacements as contemplated by Section 9.1(f)) the power and authority to incur obligations, to execute documents (including the Escrow Agreement) that are legally binding on such Persons, to obligate them to provide the indemnification contemplated by Section 9.1(b), to make decisions and settle disputes on their behalf as contemplated in Section 9.1 and elsewhere in this Agreement and the Escrow Agreement, and to otherwise act on behalf of the holders of Company Equity Securities as contemplated by this Agreement and the Escrow Agreement, shall only be effective with respect to (i) any holder of Options, with respect to such Options, upon the execution by such holder of a Common Optionholder Consent or a Preferred Optionholder Consent, as applicable, and (ii) any holder of Series E Preferred Stock Warrants upon the execution by such holder of a consent to the granting of such power and authority.

Section 3.3 Non-contravention. None of the execution and delivery of this Agreement or any other Merger Document, the consummation of the Merger and the other transactions contemplated hereby and thereby or the fulfillment of and the performance by the Company of its obligations hereunder and thereunder will (i) contravene any provision contained in the Company’s Articles of Incorporation or bylaws or the certificate or articles of incorporation or bylaws (or similar organizational documents) of any of its Subsidiaries, (ii) conflict with, violate or result in a breach (with or without the lapse of time, the giving of notice or both) of, or constitute a default under or give rise to any right of termination, cancellation, acceleration or to a loss of any benefit (with or without the lapse of time, the giving of notice or both) under (A) except as set forth in Schedule 3.3, any contract, agreement, commitment, indenture, mortgage, lease, pledge, note, bond, license, permit or other instrument or obligation or (B) any judgment, order, decree, statute, law, rule or regulation or other restriction of any Governmental Authority, in each case to which the Company or any of the Subsidiaries is a party or by which any of them is bound or to which any of their respective assets or properties are subject, (iii) except as contemplated herein or with respect to Liens granted to any lender at the Closing in connection with any financing by Parent of the transactions contemplated hereby, result in the creation or imposition of any Lien, other than any Permitted Lien, on any of the assets or properties of the Company or the Subsidiaries, or (iv) except as set forth on Schedule 3.3, result in the acceleration of, or permit any Person to terminate, modify, cancel, accelerate or declare due and payable prior to its stated maturity, any obligation of the Company or any Subsidiaries, which in the case of clauses (ii) through (iv) above, has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or would reasonably be expected to prohibit, materially impair or materially delay the ability of the Company to consummate the transactions contemplated hereby or thereby.

Section 3.4 Consents. Except for (i) filing and recordation of appropriate merger documents as required by the WBCA, (ii) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the HSR Act, and, to the extent necessary, any other Antitrust Laws, and (iii) filings and approvals set forth in Schedule 3.4, no notice to, filing with, or authorization, registration, consent or approval of any Governmental Authority or other Person is necessary for the execution, delivery or performance of this Agreement or any other Merger Documents to be executed by the Company or the consummation of the transactions contemplated hereby or thereby by the Company.

Section 3.5 Capitalization; Subsidiaries.

(a) As of the date hereof, the Company’s authorized capital stock consists solely of (x) 50,000,000 authorized shares of Common Stock and (y) 16,161,215 shares of preferred stock, of which (A) 20,000 are designated as Series A Preferred Stock, (B) 125,000 are designated as Series B Preferred Stock, (C) 15,000 are designated as Series C Preferred Stock, (D) 1,215 are designated as Series D Preferred Stock, (E) 8,000,000 are designated as Series E Preferred Stock, and (F) 8,000,000 are designated as Series F Preferred Stock. The Company’s outstanding shares of capital stock, Options and Series E Preferred Stock Warrants are held beneficially and of record by the Persons set forth on Schedule 3.5(a) in the amounts set forth opposite such Person’s name. Schedule 3.5(a) sets forth all of the issued and outstanding shares of (i) Series A Preferred Stock, (ii) Series B Preferred Stock, (iii) Series C Preferred Stock, (iv) Series D

Preferred Stock, (v) Series E Preferred Stock and (vi) Common Stock. No shares of the Company’s capital stock are held as treasury shares. As of the date hereof, up to 3,489,875 shares of Common Stock are reserved for issuance upon exercise of all authorized Options under the Option Plan. As of the date hereof, the Series E Preferred Stock Options and the Series E Preferred Stock Warrants are authorized and outstanding. Except as set forth in this Section 3.5(a) or in Schedule 3.5(a), the Company does not have (i) any shares of Common Stock or Preferred Stock reserved for issuance, or (ii) any outstanding or authorized option or warrant, relating to its capital stock or any outstanding securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire from it, any shares of its capital stock or other securities convertible into or exchangeable for any shares of its capital stock. Except as set forth in this Section 3.5(a), Schedule 3.5(a) or in this Agreement, there are no (i) outstanding obligations of the Company or any of the Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or (ii) voting trusts, proxies or other agreements among the Company’s shareholders with respect to the voting or transfer of the Company’s capital stock. All of the issued and outstanding shares of capital stock of the Company have been duly authorized, validly issued, are fully paid and are nonassessable. The amount to be paid to each holder of a share of Common Stock, each holder of a share of Series A Preferred Stock, each holder of a share of Series B Preferred Stock, each holder of a share of Series C Preferred Stock, each holder of a share of Series D Preferred Stock, each holder of a share of Series E Preferred Stock, each holder of a Common Stock Option (assuming such option is exercisable for one share of Common Stock), each holder of a Series E Preferred Stock Option (assuming such option is exercisable for one share of Series E Preferred Stock), and each holder of a Series E Preferred Stock Warrant (assuming such warrant is exercisable for one share of Series E Preferred Stock), as each such item is indicated in the Company Certificate delivered by the Company to Parent pursuant to Section 2.7(a), will be the appropriate amount due to each such holder in accordance with the terms and provisions of the organizational documents of the Company.

(b) All Subsidiaries of the Company are listed on Schedule 3.5(b). Except as set forth in this Section 3.5(b) and on Schedule 3.5(b), all of the outstanding capital stock of, or other ownership interests in, each Subsidiary of the Company is owned beneficially and of record by the Company or one of its Subsidiaries as set forth on Schedule 3.5(b) is validly issued, fully paid and nonassessable and free and clear of any preemptive rights (other than such rights as may be held by the Company), restrictions on transfer, Taxes or Liens. Except as set forth in this Section 3.5, there are no (i) authorized or outstanding securities of the Company or any of the Subsidiaries convertible into or exchangeable for, no options or warrants or the right to subscribe for, or providing for the issuance or sale of, any capital stock or other ownership interest in, or any other securities of, any Subsidiary, (ii) voting trusts, proxies or other agreements among the Subsidiaries’ shareholders with respect to the voting or transfer of the Subsidiaries’ capital stock, or (iii) outstanding obligations of the Company or any of the Subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in any Subsidiary. All of the issued and outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth on Schedule 3.5(b), no shares of capital stock or any ownership, partnership or other equity or investment interest in any Person is directly or indirectly owned or held, either of record, beneficially or equitably, by the Company or any of the Subsidiaries listed on Schedule 3.5(b).

Section 3.6 Financial Statements.

(a) Attached hereto as Schedule 3.6 are true and complete copies of the following financial statements (such financial statements, the “Financial Statements”):

(i) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2002 and December 31, 2003, and the related audited consolidated statements of income and cash flows for the years ending on December 31, 2002 and December 31, 2003; and

(ii) the unaudited consolidated balance sheet (the “Most Recent Balance Sheet”) of the Company and its Subsidiaries as of September 30, 2004 (the “Most Recent Balance Sheet Date”) and the related unaudited consolidated statements of income and cash flows for the 9-month period ending on such date.

(b) Except as set forth on Schedule 3.6, the Financial Statements (i) have been prepared, (x) in good faith from the books and records of the Company kept in the ordinary course of business consistent with past practices and (y) in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and except, in the case of unaudited Financial Statements, for the absence of footnotes and subject to normal year-end adjustments, and (ii) fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their consolidated results of income and cash flows for the periods then ended (subject, in the case of the unaudited interim Financial Statements, to the absence of footnotes and to normal year-end adjustments).

Section 3.7 Absence of Certain Developments. Except as set forth in Schedule 3.7, since the Most Recent Balance Sheet Date, (a) there has not been any event, occurrence or development which, individually or in the aggregate, has had or is reasonably expected to have a Material Adverse Effect, (b) the Company has conducted its business in the ordinary and usual course consistent with past practices, and (c) neither the Company nor any of its Subsidiaries has taken any action that would be prohibited by Section 5.2 if the provisions of Section 5.2 had been in effect since the Most Recent Balance Sheet Date.

Section 3.8 Governmental Authorizations; Licenses; Etc. Except as set forth in Schedule 3.8, the business of each of the Company and its Subsidiaries has been operated in compliance in all material respects with all material applicable laws, rules, regulations, codes, ordinances, orders, policies and guidelines of all Governmental Authorities, including, without limitation, with respect to the payment and collection of duties, customs and tariffs. Except as set forth on Schedule 3.8 (and for licenses for Intellectual Property Rights), each of the Company and its Subsidiaries has all material permits, licenses, approvals, certificates and other authorizations, and has made all material notifications, registrations, certifications and filings with all Governmental Authorities, necessary for the operation of its business as currently conducted. Except as set forth on Schedule 3.8, there is no action, claim, charge, case or proceeding pending or, to the Company’s Knowledge, threatened, and to the Company’s Knowledge, there is no investigation pending or threatened, by any Governmental Authority with respect to (i) any alleged material violation by the Company or its Affiliates of any material statute, law, rule, regulation, code, ordinance, order, policy or guideline of any Governmental Authority, or (ii) any alleged failure by the Company or its Affiliates to have any material permit, license, approval, certification or other authorization required in connection with the operation of the business of each of the Company and its Subsidiaries.

Section 3.9 Litigation. Except as set forth on Schedule 3.9, there are no (a) judgments, decrees, orders or injunctions of any Governmental Authority in effect, or (b) judgments, decrees, lawsuits, actions, proceedings, claims, complaints, injunctions, orders, or charges by or before any Governmental Authority pending or, to the Company’s Knowledge, threatened and, to the Company’s Knowledge, there is no pending or threatened investigation by any Governmental Authority, against the Company or its Subsidiaries, in each case, (i) relating to the Company, any Subsidiary, or their respective businesses or properties, or (ii) seeking to enjoin the transactions contemplated hereby which in the case of either (i) or (ii) above has resulted in, or could reasonably be expected to result in, any material liability of the Company or its Subsidiaries or which would reasonably be expected to prohibit, materially impair or materially delay the consummation of the transactions contemplated hereby.

Section 3.10 Taxes.

(a) Except as set forth on Schedule 3.10, the Company and each of its Subsidiaries has duly and timely filed all Tax Returns required to be filed by, or with respect to, the Company or any of its Subsidiaries, all such Tax Returns have been prepared in compliance with all applicable laws and regulations and are true, correct and complete in all material respects. Except as set forth in Schedule 3.10, all Taxes for which each of the Company and its Subsidiaries are liable have been timely paid.

(b) Except as set forth on Schedule 3.10:

(i) neither the Company nor any Subsidiary is currently the subject of a Tax audit or examination;

(ii) neither the Company nor any Subsidiary has consented to extend the time, or is the beneficiary of any extension of time, in which any Tax may be assessed or collected by any taxing authority;

(iii) neither the Company nor any Subsidiary has received from any taxing authority any written notice of proposed audit, adjustment, deficiency, underpayment of Taxes or any other such written notice which has not been satisfied by payment or been withdrawn;

(iv) the charges, accruals and reserves for Taxes with respect to the Company and its Subsidiaries reflected on the books and records of the Company and its Subsidiaries are in accordance with GAAP;

(v) neither the Company nor any Subsidiary is a party to or bound by any Tax allocation or sharing agreement with a Person other than the Company or any Subsidiary;

(vi) no material claim has been made in writing to the Company or any of the Subsidiaries by a Governmental Authority in a jurisdiction where the Company or any of the Subsidiaries does not file reports and returns that the Company or any of the Subsidiaries is or may be subject to taxation by that jurisdiction; and

(vii) a list of all Tax Returns filed with respect to the Company and the Subsidiaries for taxable periods ended on or after October 31, 2002 is set forth on Schedule 3.10, and said Schedule indicates whether such Tax Returns have been audited or currently are the subject of an audit. For each taxable period of the Company and any of the Subsidiaries ended on or after October 31, 2002, the Company has as of the date hereof made available to Parent correct and complete copies of all United States federal income Tax Returns of the Company and the Subsidiaries.

(c) Notwithstanding the foregoing, the Company expressly disclaims any representation or warranty with respect to the amount of useability of or availability of any net operating loss carryforward or similar Tax attribute.

(d) The representations and warranties in this Section 3.10 are the sole and exclusive representations and warranties of the Company concerning Tax matters.

Section 3.11 Environmental Matters. Except as set forth on Schedule 3.11 hereto:

(a) The Company and its Subsidiaries are, and to the Company’s Knowledge, have been, in material compliance with all material applicable Environmental Laws.

(b) Neither the Company nor any of its Subsidiaries has received any material written notice, report, request for information, demand, order, decree, complaint, penalty, or notice of violation regarding any actual or alleged violation of Environmental Laws, or any liabilities or potential liabilities for personal injury, property damage or investigatory or cleanup obligations arising under Environmental Laws or in connection with exposure to Hazardous Substances (including, but not limited to, asbestos), other than with respect to matters that have been fully resolved with no further liabilities or obligations on the part of the Company or any of its Subsidiaries.

(c) Neither the Company and its Subsidiaries nor, to the Company’s Knowledge, any other Person, has released, discharged or otherwise disposed of any Hazardous Substances at, on or beneath any currently or formerly owned or operated property (but as to former properties, only for the time periods prior to or during the Company’s or its Subsidiaries’ ownership or operation of said properties), except for releases, discharges or disposals that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) Neither the Company nor any Subsidiary has entered into any agreement, in connection with the sale of any business or property, that may require it to pay to, reimburse, guarantee, pledge, defend, indemnify or hold harmless any other Person from or against any liabilities or costs arising under Environmental Laws.

(e) The representations and warranties in this Section 3.11 are the sole and exclusive representations and warranties of the Company concerning environmental matters including, without limitation, matters arising under Environmental Laws.

Section 3.12 Employee Matters.

(a) Except as set forth on Schedule 3.12, (i) neither the Company nor any of its Subsidiaries has entered into or is bound by any collective bargaining or labor agreements with respect to any employees of the Company or any of its Subsidiaries, (ii) there is no labor strike, labor dispute, or work stoppage or lockout pending or, to the Company’s Knowledge, threatened against or affecting the Company or any of its Subsidiaries and since October 31, 2002 there has been no such action, (iii) to the Company’s Knowledge, no union organization campaign is in progress with respect to any of the employees of the Company or any of its Subsidiaries, and no question concerning representation exists respecting such employees, (iv) since October 31, 2002, there has been no actual or, to the Knowledge of the Company, threatened material unfair labor practice charge or complaint, arbitration or grievance against or affecting the Company or any of its Subsidiaries, and (v) neither the Company nor any of its Subsidiaries has engaged in any plant closing or employee layoff activities since October 31, 2001 that would violate or in any way implicate the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state, local or foreign plant closing or mass layoff statute, rule or regulation.

(b) Except as set forth on Schedule 3.12(b), to the Knowledge of the Company, the manufacturers, contractors and subcontractors engaged in the manufacturing of products for the Company or any Subsidiary (the “Manufacturers”) are in material compliance with all applicable laws respecting employment and employment practices. Except as set forth on Schedule 3.12(b), the quality assurance inspectors of the Company and the Subsidiaries monitor the Manufacturers in an effort to determine whether the Manufacturers utilize forced labor, prison labor, convict labor, indentured labor, child labor, corporal punishment or other forms of mental or physical coercion in connection with the manufacture of the products for the Company and the Subsidiaries, and to the Knowledge of the Company, no Manufacturer has engaged in such conduct. To the Knowledge of the Company, no complaint, claim, lawsuit or charge has been made against any Manufacturer that could result in material liability to the Company or any of its Subsidiaries.

Section 3.13 Employee Benefit Plans.

(a) Schedule 3.13(a) lists all Employee Benefit Plans.

(b) No Employee Benefit Plan is a Multiemployer Plan or a “pension plan” (as such term is defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA (a “Title IV Plan”), neither the Company nor any of its Subsidiaries has in the past six (6) years maintained or contributed to any Title IV Plan or Multiemployer Plan, and no Employee Benefit Plan provides post-employment health or other welfare benefits to employees of the Company or any of its Subsidiaries other than as required by COBRA.

(c) Except as set forth on Schedule 3.13(c), each Employee Benefit Plan is maintained and administered in compliance in all material respects with the applicable requirements of ERISA, the Code and any other applicable laws. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified and, to the Company’s Knowledge, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Employee Benefit Plan.

(d) No material liability under Title IV of ERISA has been or is expected to be incurred by the Company, any of its Subsidiaries or any ERISA Affiliate. Neither the Company nor any Subsidiary has any liability with respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA) by reason of being treated as a single employer under Section 414 of the Code with any trade, business or entity other than the Company and the Subsidiaries. No Title IV Plan has been terminated in the five year period immediately preceding Closing in a manner that would cause liability to the Company or any of the Subsidiaries.

(e) Each Employee Benefit Plan that is subject to the requirements of COBRA has been maintained in all material respects in compliance with the requirements of COBRA.

(f) None of the Company, any of its Subsidiaries or, to the Company’s Knowledge, any other Person has engaged in any transaction with respect to any Employee Benefit Plan that would be reasonably likely to subject the Company or any of its Subsidiaries to any material Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable law.

(g) With respect to each Employee Benefit Plan, the Company has made available to Parent and Newco true, complete and correct copies, to the extent applicable, of (i) the plan and trust documents and the most recent summary plan description, (ii) the most recent annual report (Form 5500 series), (iv) the most recent financial statements, and (v) the most recent Internal Revenue Service determination letter.

(h) Except as set forth on Schedule 3.13(h), neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in combination with another event, (i) entitle any current or former employee of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting (including with respect to Options), or increase the amount of compensation due any such employee.

(i) Except as set forth on Schedule 3.13(i), no amounts payable to any employee of the Company in connection with the transactions contemplated by this Agreement will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

(j) There are no pending, or, to the Knowledge of the Company, threatened claims by or on behalf of any Employee Benefit Plan, by any employee or beneficiary covered under any such Employee Benefit Plan, or otherwise involving any such Employee Benefit Plan (other than routine claims for benefits).

Section 3.14 Intellectual Property Rights. Except as set forth in Schedule 3.14(a), the Company and its Subsidiaries are the sole owners of and possess all right, title and interest in, free and clear of all Liens, or have a valid and enforceable license to use, all of the material Intellectual Property Rights necessary for the conduct of the business of the Company and its

Subsidiaries as of the date hereof (collectively, the “Company Intellectual Property Rights”). Except as set forth in Schedule 3.14(b), the Company Intellectual Property Rights owned by the Company or any of its Subsidiaries (i) that are registrations or applications are in the name of the Company or a Subsidiary, (ii) have been duly maintained (subject to the Company’s and/or its Subsidiary’s reasonable business judgment to allow otherwise) and (iii) have not been canceled abandoned or expired (subject to the Company’s and/or its Subsidiary’s reasonable business judgment to allow otherwise) and, to the Company’s Knowledge, are valid and enforceable. Schedule 3.14(b) sets forth a list of (i) all material registrations for or issuances of Company Intellectual Property Rights owned by the Company or any of its Subsidiaries; (ii) all material applications for the registration of Company Intellectual Property Rights owned by the Company or any of its Subsidiaries; and (iii) all material computer software owned by the Company or any Subsidiary as of the date hereof. Except as set forth in Schedule 3.14(c), no material claim by any third party is pending against the Company or any Subsidiary contesting the validity, enforceability, or ownership of any Company Intellectual Property Right. Except as set forth in Schedule 3.14(d), neither the Company nor any Subsidiary has (i) received, within the two year period prior to the date hereof, any written notice of, (ii) Knowledge of, or (iii) filed suit alleging any infringement, misappropriation, dilution or other violation by any third party with respect to any of the Company Intellectual Property Rights. Except as set forth on Schedule 3.14(e), the Company and its Subsidiaries have not materially infringed upon, misappropriated, diluted or otherwise violated any Intellectual Property Rights of any third party prior to the date of execution hereof. The consummation of the transactions contemplated herein will not result in any material loss or impairment of the Company’s or any Subsidiary’s right to own or use any Company Intellectual Property Rights.

Section 3.15 Contracts. Schedule 3.15 sets forth all contracts (except for purchase orders executed in the normal course of business), agreements, leases, permits, licenses, judgments, settlement agreements, orders or stipulations to which, as of the date hereof, the Company or any Subsidiary is a party or is otherwise bound, of the type described below (the “Contracts”):

(a) all agreements or commitments for the purchase by the Company or any of its Subsidiaries of services or of machinery, equipment or other personal property other than those that are for amounts not to exceed $200,000;

(b) all material employment agreements, consulting or severance agreements, and all agreements referenced in Schedule 3.18;

(c) all material agreements pursuant to which the Company or any Subsidiary (i) licenses to any third party any of the Company Intellectual Property Rights owned by the Company or any Subsidiary or (ii) obtains a license to use any Company Intellectual Property Rights;

(d) all agreements prohibiting the Company or any Subsidiary from freely engaging in any material business or competing with any Person, in any material manner, in any area;

(e) all mortgages, indentures, notes, bonds or other agreements relating to any Funded Indebtedness, and all guarantees of the indebtedness of any third party by the Company or any of the Subsidiaries;

(f) all partnership agreements and joint venture agreements relating to the Company and its Subsidiaries;

(g) all agreements relating to the acquisition or disposition of any material amount of assets (whether by merger, sale of stock, sale of assets or otherwise), other than purchases and sales of products produced or distributed by the Company or its Subsidiaries in the ordinary course of business; and

(h) any commitment to do any of the foregoing described in clauses (a) through (f).

Each Contract set forth on Schedule 3.15 (a) is a valid and binding agreement of the Company or a Subsidiary, as the case may be, enforceable against the Company or its Subsidiary, as the case may be, in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity), and (b) is in full force and effect. None of the Company, any Subsidiary or, to the Knowledge of the Company, any other party thereto, is in default or breach in any material respect under any Contract. As of the date hereof, the Company has made available to Newco true and complete copies of all Contracts, including all amendments thereto.

Section 3.16 Insurance. Schedule 3.16 contains an accurate and complete description of all policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by the Company and its Subsidiaries as of the date hereof. All such policies are, as of the date hereof, in full force and effect, all premiums with respect thereto covering all periods up to and including the Effective Time will have been paid, and no notice of cancellation or termination has been received with respect to any such policy.

Section 3.17 Property.

(a) As of the date hereof, neither the Company nor any of its Subsidiaries owns any real property. Schedule 3.17(a) sets forth (whether as lessee or lessor) a list of all leases of real property (such real property, the “Leased Property”) to which the Company or any of its Subsidiaries is a party or by which any of them is bound, in each case, as of the date hereof, except for any lease or agreement under which the aggregate annual rental payments do not exceed $50,000 (each a “Material Lease”, and collectively the “Material Leases”). As of the date hereof the Company has made available to Newco true and complete copies of all Material Leases, including all amendments thereto. Except as set forth on Schedule 3.17(a), each Material Lease is valid and binding on the Company and, to the Company’s Knowledge, on the other parties thereto and is in full force and effect. Except as set forth on Schedule 3.17(a), the Company and each of its Subsidiaries and, to the Company’s Knowledge, each of the other parties thereto has performed in all material respects all material obligations required to be performed by it under each Material Lease. To the Company’s Knowledge, the Leased Property complies with all material applicable laws and is benefited by those material licenses or material permits required to be maintained for the development, or use or occupancy of any portion of the Leased Property.

(b) Except as set forth on Schedule 3.17(b), the Company and its Subsidiaries have good and marketable title to, or have valid leasehold interests in, all material personal property reflected on the Most Recent Balance Sheet or acquired after the Most Recent Balance Sheet Date, in each case free and clear of all Liens, except for Permitted Liens and except for personal property and assets sold since the Most Recent Balance Sheet Date in the ordinary course of business consistent with past practices.

Section 3.18 Transaction With Affiliates. Except as set forth on Schedule 3.18, none of the Company’s shareholders, directors, officers or employees nor any of their respective Affiliates is involved in any contract, business arrangement or relationship with the Company or any of its Subsidiaries other than employment arrangements entered into in the ordinary course of business, and none of the Company’s shareholders, directors, officers or employees nor any of their respective Affiliates owns any property or right, tangible or intangible, which is used by the Company or the Subsidiaries.

Section 3.19 Brokers. Except for Wachovia Securities and the Shareholder Representative (each as contemplated in the definition of “Seller Expenses”) no Person is or will be entitled to a broker’s, finder’s, investment banker’s, financial adviser’s or similar fee from the Company or its Subsidiaries in connection with this Agreement or any of the transactions contemplated hereby.

Section 3.20 Company Board. The board of directors of the Company has approved this Agreement and the transactions contemplated hereby.

Section 3.21 Products Liability. Schedule 3.21 sets forth a list of all civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, proceedings or demand letters, and, to the Knowledge of the Company, all investigations undertaken by a Governmental Authority, in each case relating to any alleged hazard or alleged Defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty or representation, relating to any Product manufactured, distributed or sold by or on behalf of the Company or any Subsidiary that were pending at any time during the past three years, or, to the Knowledge of the Company, threatened at any time during the past three years. None of the matters set forth on Schedule 3.21 has had or would reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, neither the Company nor any Subsidiary has any notice of any current or potential recall of any of its Products, and since October 31, 2002, there have not been any product recalls or post-sale warnings by the Company or any Subsidiary relating to any Product.

Section 3.22 No Undisclosed Liabilities. There are no material liabilities of the Company and the Subsidiaries of any kind, other than (a) liabilities provided for in the Most Recent Balance Sheet or disclosed in the notes thereto; (b) liabilities not required under GAAP to be shown on the Most Recent Balance Sheet for reasons other than the contingent nature thereof or the difficulty of determining the amount thereof; or (c) liabilities incurred in the ordinary course of business consistent with past practice since the Most Recent Balance Sheet Date.

Section 3.23 Accounts Receivable and Inventory. The accounts receivable of the Company and its Subsidiaries reflected in the Most Recent Balance Sheet and such additional accounts receivable of the Company and its Subsidiaries as are reflected on the books and records of the Company and its Subsidiaries on the date hereof or that will be reflected on such books and records as of the Closing arose out of bona fide sales and deliveries of goods, performance of services or other business transactions, arose in the ordinary course of business and have been reflected on the Most Recent Balance Sheet or the books and records of the Company and its Subsidiaries, as applicable, in a manner consistent with prior practices of the Company and its Subsidiaries and in accordance with GAAP, in each case except to the extent reserved against thereon. Except as set forth in Schedule 3.23, such accounts receivable do not include any (a) deferred billing that is not yet invoiced or (b) estimated earnings on uncompleted projects. Except as set forth in Schedule 3.23, the inventories of the Company and its Subsidiaries reflected on the Most Recent Balance Sheet and held by the Company and its Subsidiaries on the date hereof are, or the inventories of the Company and its Subsidiaries held by the Company and its Subsidiaries on the Closing Date will be, in all material respects when taken as a whole, usable or saleable in the ordinary course of business consistent with past practice of the Company and its Subsidiaries, except to the extent reserved against thereon. Such inventories have been reflected on the Most Recent Balance Sheet consistent with prior practices of the Company and its Subsidiaries and in accordance with GAAP.

Section 3.24 Customers and Suppliers. Schedule 3.24 sets forth the top 10 customers of the Company and its Subsidiaries based on gross sales of the Company and its Subsidiaries for the twelve months ended September 30, 2004 (the “Significant Customers”). Except as set forth on Schedule 3.25, neither the Company nor any of its Subsidiaries has, since the date of the Most Recent Balance Sheet Date, received any notice that any Significant Customer of the Company and its Subsidiaries (i) has ceased, or will cease, to purchase Products, or (ii) has substantially reduced or will substantially reduce, the purchase of Products. Schedule 3.25 sets forth the top 5 suppliers of the Company and its Subsidiaries based on the operating expenses of the Company and its Subsidiaries for the twelve months ended September 30, 2004.

Section 3.25 Seller Expenses. The Seller Expenses, as set forth on the Company Certificate, and any other fees, expenses and payments contemplated by this Agreement, constitute all of the transaction fees and expenses, including, without limitation, fees and expenses relating to financial advisers, legal advisers and accountants, to be incurred by the Company and its Subsidiaries in connection with the transactions contemplated hereby; provided that in no event shall the foregoing representation be applicable to any expenses incurred by any legal counsel, accountants, investment bankers, or consultants hired by Parent, Newco or any of their respective Affiliates or any expenses incurred in connection with the financing of the transactions contemplated hereby.

Section 3.26 Funded Indebtedness. The amount of Funded Indebtedness set forth on the Company Certificate shall represent all Funded Indebtedness outstanding as of the Closing Date.

Section 3.27 Absence of Certain Practices

To the Knowledge of the Company, none of the Company, any Subsidiary or any director, officer, manager or employee of any such Person, has, in connection with the operation of the business of the Company or any Subsidiary, (i) paid, offered or promised to pay, or authorized the payment, directly or indirectly, through any other Person or firm, any monies or anything of value to any Person or firm employed by or acting for or on behalf of any Person, whether private or governmental, or any government official or employee of any political party or candidate for political office, in each case for the purpose of illegally inducing or rewarding any action by any official favorable to the Company or any Subsidiary in connection with the business of the Company or any Subsidiary, or (ii) taken any other act that, if taken by a Person subject to United States law, would violate Section 30A of the Exchange Act. To the Knowledge of the Company, none of the Company, any Subsidiary or any director, officer, manager or employee of any such Person, or any Person acting on behalf of any of the foregoing, has, in connection with the operation of the business of the Company or any Subsidiary, accepted or received any unlawful contributions, payments, gifts or expenditures.

Section 3.28 NO ADDITIONAL REPRESENTATIONS. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE III OF THIS AGREEMENT, (i) THE COMPANY EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE BUSINESS OR THE ASSETS OF THE BUSINESS, AND (ii) THE COMPANY SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ASSETS OF THE BUSINESS, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT SUCH SUBJECT ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND EACH OF PARENT AND NEWCO SHALL RELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF.

ARTICLE IV — REPRESENTATIONS AND WARRANTIES OF PARENT AND NEWCO

Parent and Newco jointly and severally represent and warrant to the Company as of the date hereof and (except for any such representations and warranties that speak as of a different date) as of the Closing as hereafter set forth in this Article IV, subject to the exceptions set forth in the Schedules to this Agreement:

Section 4.1 Organization. Each of Parent and Newco is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its property and assets and to carry on its business as presently conducted. Each of Parent and Newco has delivered to the Company true and complete copies of its certificate or articles of incorporation (and all amendments thereto) and by-laws (as currently in effect).

Section 4.2 Authorization. Each of Parent and Newco has the corporate power and authority to execute, deliver and perform this Agreement and each other agreement or instrument to be executed by Parent and/or Newco in connection herewith and to perform its obligations hereunder and thereunder, all of which have been duly authorized by all requisite corporate action. This Agreement has been, and as of the Closing each other Merger Document to which Parent and/or Newco is a party will be, duly authorized, executed and delivered by Parent and Newco, as applicable, and assuming that this Agreement has been, and assuming that each other Merger Document to be executed by Parent or Newco will be, duly authorized, executed and delivered by the other parties hereto or thereto, this Agreement constitutes, and as of the Closing each other Merger Document to which Parent and/or Newco is a party will constitute, a valid and binding agreement of Parent and Newco, as applicable, enforceable against Parent and Newco, as applicable, in accordance with its terms, except as the enforceability hereof or thereof may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally or (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

Section 4.3 Non-contravention. The execution, delivery and performance by Parent and Newco of this Agreement and the Articles of Merger, the consummation of the Merger and each of the other transactions contemplated hereby will not (i) contravene any provision contained in such entity’s certificate (or articles) of incorporation or by-laws, (ii) conflict with, violate or result in a material breach (with or without the lapse of time, the giving of notice or both) of or constitute a material default under or give rise to any right of termination, cancellation, acceleration or a loss of any benefit (with or without the lapse of time, the giving of notice or both) under (A) any contract, agreement, commitment, indenture, mortgage, lease, pledge, note, bond, license, permit or other instrument or obligation or (B) any judgment, order, decree, statute, law, rule or regulation or other restriction of any Governmental Authority, in each case to which such entity is a party or by which it is bound or to which any of its assets or properties are subject, or (iii) result in the acceleration of, or permit any Person to terminate, modify, cancel, accelerate or declare due and payable prior to its stated maturity any material obligation of such entity, which in the case of clauses (ii) and (iv) above, would reasonably be expected to prohibit, materially impair or materially delay the ability of Parent or Newco to consummate the transactions contemplated hereby or thereby.

Section 4.4 No Consents. Except for (i) filing and recordation of appropriate merger documents as required by the WBCA, (ii) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the HSR Act, and to the extent necessary, any other Antitrust Laws, and (iii) filings and approvals set forth in Schedule 4.4, no notice to, filing with, or authorization, registration, consent or approval of any Governmental Authority or other Person is necessary for the execution, delivery or performance of this Agreement or any other Merger Document to be executed by Parent or Newco or the consummation of the transactions contemplated hereby or thereby by Parent and Newco.

Section 4.5 Litigation. Neither Parent nor Newco is party to any litigation or threatened litigation which would reasonably be expected to affect or prohibit the consummation of the transactions contemplated hereby or by any other Merger Document.

Section 4.6 Brokers. No Person is or will be entitled to a broker’s, finder’s, investment banker’s, financial adviser’s or similar fee from Parent or Newco in connection with this Agreement or any of the transactions contemplated hereby.

Section 4.7 Parent and Newco Board. The respective boards of directors of Parent and Newco, by unanimous written consent, have approved the execution of this Agreement.

Section 4.8 Shareholder Approval. The shareholders of Newco have approved in writing this Agreement and the transactions contemplated hereby, and no other shareholder vote, approval or consent of any holder of capital stock of each of Parent or Newco is required or necessary to consummate the Merger.

Section 4.9 Financial Ability. Parent will have funds available to consummate the transactions contemplated hereby, including, without limitation, the ability to make all payments due (i) to the holders of Preferred Stock, Common Stock, Options and Series E Preferred Stock Warrants in accordance with the terms hereof and (ii) all payments due or necessary (if any) in order to comply with the terms and conditions of all agreements evidencing indebtedness of the Company.

Section 4.10 Acknowledgement by Parent and Newco. Each of Parent and Newco acknowledges that other than as set forth in this Agreement and the attached schedules, exhibits and documents delivered by the Company pursuant to this Agreement, none of the Company, its Subsidiaries, or any of their respective directors, officers, employees, Affiliates, shareholders, agents or representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to each of Parent and Newco and their respective agents or representatives prior to the execution of this Agreement.

ARTICLE V—COVENANTS AND AGREEMENTS

Section 5.1 Access and Information.

(a) From the date hereof, Parent and Newco shall be entitled to make or cause to be made such reasonable investigation of the Company and its Subsidiaries (including in connection with the Estimated Purchase Price calculations to be prepared prior to the Closing pursuant to Section 2.7(a)), and the financial and legal condition thereof, as Parent and Newco deem reasonably necessary or advisable during normal business hours and upon advance notice, and the Company shall cooperate with any such investigation. Parent and Newco agree to conduct any such inquiries with reasonable discretion and sensitivity to the Company’s relationships with its employees, customers and suppliers.

(b) All information disclosed in writing, whether before or after the date hereof, pursuant to this Agreement or in connection with the transactions contemplated by, or the discussions and negotiations preceding, this Agreement to Parent and Newco (or their representatives or Affiliates) shall be kept confidential by such Persons in accordance with the confidentiality agreement dated August 30, 2004 by and between the Company and Parent (the “Confidentiality Agreement”), which is attached hereto as Exhibit F, and shall not be used by any Person, other than in connection with the transactions contemplated by this Agreement.

Section 5.2 Conduct of Business by the Company. From the date hereof to the Effective Time, the Company will and will cause each of its Subsidiaries to, except, in each case, as (x) otherwise expressly provided herein, (y) listed on Schedule 5.2 hereto, or (z) consented to in writing by Parent or Newco (such consent not to be unreasonably withheld), conduct its business only in the ordinary and regular course in substantially the same manner heretofore conducted, and use its commercially reasonable efforts, consistent with past practices, to preserve intact its business relationships with third parties, including, without limitation, customers, suppliers, distributors and employees, and to keep available the services of its present officers and employees, and the Company will not, and will not permit any of its Subsidiaries to:

(a) take or omit to be taken any action which would result in a Material Adverse Effect or that would make any representation or warranty of the Company hereunder inaccurate at the Effective Time such that the closing condition set forth in Section 6.2(a) shall not be satisfied as of such date;

(b) adopt or propose any change in its articles of incorporation or by-laws or other organizational documents;

(c) merge or consolidate with any other Person, acquire a material amount of the assets of any other Person, or purchase or otherwise acquire any equity interest in any Person;

(d) sell, lease, license or otherwise dispose of any material assets or property except (i) pursuant to existing contracts or commitments disclosed on Schedule 3.15 or (ii) in the ordinary course of business consistent with past practice;

(e) declare, set aside or pay any dividend on, or make any other distribution in respect of (whether in cash, stock or property), outstanding shares of capital stock, except for dividends by a Subsidiary to the Company or another Subsidiary, or sell, transfer, pledge, encumber or otherwise dispose of any equity interests in any Subsidiary; provided, however, that the Company may distribute to holders of Company Equity Securities any cash prior to the Closing, so long as the Company has provided written notice of any such distribution to Parent at least 3 Business Days prior to such distribution;

(f) redeem, purchase or otherwise acquire, or offer or propose to redeem, purchase or otherwise acquire, any outstanding shares of capital stock of, or other equity interests in, or any securities that are convertible into or exchangeable for any shares of capital stock of, or other equity interests in, or any outstanding options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interests in, the Company or any of its Subsidiaries;

(g) effect any reorganization or recapitalization, split, combine or reclassify any of the capital stock of, or other equity interests in, the Company or any of its Subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of such capital stock or such equity interests;

(h) offer, sell, issue or grant, or authorize or propose the offering, sale, issuance or grant of, any shares of capital stock of, or other equity interests in, any securities convertible into or exchangeable for (or accelerate any right to convert or exchange securities for) any shares of capital stock of, or other equity interest in, or any options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interests in, or any voting securities of, the Company or any of its Subsidiaries, other than issuances of shares of Common Stock and Series E Preferred Stock upon the exercise of stock options and warrants issued pursuant to the Options and the Series E Preferred Stock Warrants and outstanding at the date of this Agreement in accordance with the terms thereof (as in effect on the date of this Agreement);

(i) cancel or materially amend any insurance policy;

(j) settle or agree to settle any litigation, action or proceeding other than in the ordinary course of business consistent with past practices but not in any case involving amounts in excess of $75,000;

(k) (i) incur or assume long-term debt in amounts in the aggregate in excess of $50,000, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (except the Company or its Subsidiaries), except such obligations which do not have an aggregate value of greater than $50,000, (iii) make any loans, advances or capital contributions to any other Person (except the Company or its Subsidiaries) in amounts in the aggregate in excess of $50,000, or (iv) mortgage or pledge any material assets or create any Lien upon any material assets except for Permitted Liens;

(l) effect any change in any accounting methods, principles or practices in effect as of the Most Recent Balance Sheet Date, except as may be required by a change in GAAP or applicable law;

(m) enter into or assume any contract, agreement or other arrangement which, if in existence on the date hereof, would be required to be disclosed in Schedule 3.15, or modify, amend or terminate any contract, agreement or other arrangement required to be disclosed in Schedule 3.15, except in the ordinary course of business and consistent with past practice, or waive, release or assign any material rights or claims under, or violate any of the material terms of, any contract, agreement or other arrangement required to be disclosed in Schedule 3.15;

(n) abandon, fail to maintain or cancel any material Company Intellectual Property Rights owned by the Company, except for such Company Intellectual Property Rights that have reached the end of their term and cannot be renewed or extended;

(o) make or change any material election with respect to Taxes or compromise, settle or otherwise discharge any audit or claim with respect to material Taxes;

(p) (i) adopt, amend, renew or terminate any employee benefit plan (including any Employee Benefit Plan) or any agreement, arrangement, plan or policy between the Company or any of its Subsidiaries and one or more of its current or former directors, officers or employees, (ii) except for normal increases in the ordinary course of business consistent with past practice or except as required by applicable law, increase in any manner the compensation or fringe benefits of any director, officer or employee, or pay any benefit not contemplated by any Employee Benefit Plan or agreement as in effect as of the date hereof, except that the Company may, at the discretion of its board of directors, pay, immediately prior to the Closing, special bonuses to employees of the Company in an aggregate amount not to exceed $150,000, or (iii) make any equity or equity-based grants or allocations under any Employee Benefit Plan (including the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares); or

(q) agree or commit to do any of the foregoing.

Section 5.3 Closing Documents. The Company shall, prior to or on the Closing Date, execute and deliver, or cause to be executed and delivered to Parent and Newco, the documents or instruments described in Section 6.2. Parent and Newco shall, prior to or on the Closing Date, execute and deliver, or cause to be executed and delivered, to the Company, the documents or instruments described in Section 6.3.

Section 5.4 Commercially Reasonable Efforts; Further Assurances.

(a) Subject to the terms and conditions herein provided, each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Each of the Company, the Principal Shareholders and Parent and Newco will use their respective commercially reasonable efforts to obtain consents of all Governmental Authorities and third parties necessary to the consummation of the transactions contemplated by this Agreement. All costs incurred in connection with obtaining such consents shall be borne by the Parent and treated in accordance with Section 10.4; except that each party shall pay their own HSR Act filing fee. Each of the Parent and the Company has made an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement, and each such party shall supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act. Without limitation of the foregoing, the Company, Newco and their respective Affiliates shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated hereby, except with the prior written consent of the other parties hereto.

(b) In the event any claim, action, suit, investigation or other proceeding by any Governmental Authority or other Person is commenced which questions the validity or legality of the Merger or any of the other transactions contemplated hereby or seeks damages in connection therewith, the parties agree to cooperate and use commercially reasonable efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use commercially reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby; provided that in no event shall Parent or any of its Affiliates be required to agree or commit to divest, hold separate, offer for sale, abandon, limit its operation of or take similar action with respect to any assets (tangible or intangible) or any business interest of it or any of its Affiliates (including, without limitation, the Surviving Corporation or any of the Subsidiaries after consummation of the Merger) in connection with or as a condition to receiving the consent or approval of any Governmental Authority (including, without limitation, under the HSR Act).

(c) The Company and each Principal Shareholder, as applicable, shall give prompt written notice to Parent and Newco of (i) the occurrence, or failure to occur, of any event which occurrence or failure would cause any representation or warranty of the Company contained in the Merger Documents to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or that will result in the failure to satisfy any of the conditions specified in Article VI and such written notice shall specify the representation or warranty so breached (provided that such notice shall not be deemed to cure the breach of any such representation or warranty or amend and/or supplement the schedule related to such representation or warranty) and (ii) any failure of the Company or such Principal Shareholder, as applicable, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Merger Documents.

(d) Parent or Newco shall give prompt written notice to the Company of (i) the occurrence, or failure to occur, of any event which occurrence or failure would cause any representation or warranty of Parent or Newco contained in the Merger Documents to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or that will result in the failure to satisfy any of the conditions specified in Article VI and such written notice shall specify the representation or warranty so breached (provided that such notice shall not be deemed to cure the breach of any such representation or warranty or amend and/or supplement the schedule related to such representation or warranty) and (ii) any failure of Parent or Newco to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by either of them under the Merger Documents.

Section 5.5 Public Announcements. The timing and content of all announcements regarding any aspect of this Agreement or the Merger to the financial community, government agencies, employees or the general public shall be mutually agreed upon in advance by the Company, and Parent; provided that each party hereto may make any such announcement which it in good faith believes, based on advice of counsel, is necessary or advisable in connection with any requirement of law or regulation, it being understood and agreed that each party shall promptly provide the other parties hereto with copies of any such announcement.

Section 5.6 Exclusive Dealing. During the period from the date of this Agreement through the Closing Date or the termination of this Agreement pursuant to Section 7.1, the Company shall not take, and the Principal Shareholders will not take, nor will the Company or the Principal Shareholders permit any of its respective Affiliates, representatives, consultants, financial advisors, attorneys, accountants or other agents to take, any action to solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information to or enter into any agreement with any person (other than Parent, Newco and/or their Affiliates) concerning any purchase of any of the Company’s or any of its Subsidiary’s equity securities or any merger, sale of substantial assets or similar transaction involving the Company or any of its Subsidiaries (other than assets sold in the ordinary course of business consistent with past practices) (each an “Acquisition Proposal”). The Company and each Principal Shareholder hereby agrees to notify Parent immediately if any Acquisition Proposal is received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated with, the Company or such Principal Shareholder, as applicable, and to promptly provide Parent a copy of any Acquisition Proposal received in writing or a written summary of any other Acquisition Proposal made orally. The Company and the Principal Shareholders shall, and shall cause their respective Affiliates to, immediately cease and cause to be terminated any existing activities, including discussions or negotiations with any parties, conducted prior to the date hereof with respect to any Acquisition Proposal.

Section 5.7 Employee Benefit Plans.

(a) Parent and Newco hereby agree that Parent shall cause the Surviving Corporation and its Subsidiaries to, for a period of at least one year following the Closing Date, provide to employees of the Company and its Subsidiaries compensation and employee benefit plans, programs and arrangements that are comparable in the aggregate to the compensation paid to such employees and the benefits provided to such employees under the Employee Benefit Plans as in effect immediately prior to the Closing Date.

(b) Parent and Newco hereby agree that, from and after the Closing Date, Parent shall cause the Surviving Corporation and its Subsidiaries to grant all employees of the Company and its Subsidiaries credit for any service with the Company and its Subsidiaries earned prior to the Closing Date to the extent such service was credited under similar plans of the Company or its Subsidiaries and to the extent that such credit does not result in the duplication of benefits (i) for eligibility, vesting and benefit accrual purposes (other than benefit accruals under any defined benefit plan) and (ii) for purposes of vacation accrual under any employee benefit plan, program or arrangement established or maintained by the Company or any of its Subsidiaries on or after the Closing Date (the “Newco Plans”). In addition, Parent and Newco hereby agree that Parent shall cause (i) the Surviving Corporation and its Subsidiaries to waive all pre-existing condition exclusion and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any Newco Plans to the extent waived or satisfied by an employee under any Employee Benefit Plan as of the Closing Date, and (ii) any covered expenses incurred on or before the Closing Date by any employee (or covered dependent thereof) of the Company or any of its Subsidiaries to be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any applicable Newco Plan.

Section 5.8 Indemnification of Directors and Officers. The articles of incorporation and by-laws (or equivalent governing instruments) of the Surviving Corporation and each of its Subsidiaries shall contain provisions no less favorable with respect to indemnification than are set forth in the Articles of Incorporation and by-laws of the Company and its Subsidiaries as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at or prior to the Effective Time were directors, officers, agents or employees of the Company or any of its Subsidiaries or who were otherwise entitled to indemnification pursuant to the Articles of Incorporation and by-laws (or equivalent governing instruments) of the Company or any of its Subsidiaries. The Parent shall cause to be maintained in effect for three years after the Effective Time the current policies of the directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to matters occurring prior to the Effective Time; provided that if such coverage cannot be obtained for 150% of the last annual premium paid prior to the date hereof (such amount, the “Premium Cap”), or less, then the maximum amount of coverage obtainable for the Premium Cap shall be maintained; provided further that the Parent may substitute therefor policies of at least the same coverage containing terms and conditions that are not less advantageous than the existing policies (including with respect to the period covered). Parent will indemnify each individual who served as a director or officer of the Company at any time prior to the Effective Date from and against all actions, suits, proceedings, hearings, investigations, claims, etc. including all court costs and reasonable attorney fees and expenses resulting from or arising out of, or caused by, this Agreement or any of the transactions contemplated hereby to the fullest extent a corporation is permitted under applicable law to indemnify its directors and officers, as applicable.

Section 5.9 Newco. The Parent will take all action necessary (a) to cause Newco to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and (b) to ensure that, prior to the Effective Time, Newco shall not conduct any business or make any investments other than as specifically contemplated by this Agreement and will not have any liabilities or any assets (other than a de minimis amount of cash paid to Newco for the issuance of its stock to the Parent).

Section 5.10 Release. Each Principal Shareholder hereby fully, unconditionally and irrevocably releases, effective as of the Effective Time, any and all claims and causes of action that such Principal Shareholder has or may have against the Company or any of its Subsidiaries or any present or former director, officer, employee or agent of the Company or any of its Subsidiaries arising or resulting from or relating to any act, omission, event or occurrence prior to the Effective Time relating to the Company and its Subsidiaries, except any claims pursuant to any directors’ and officers’ liability insurance of the Company and its Subsidiaries as contemplated by Section 5.8. Each Principal Shareholder further agrees never to commence, aid, cause or authorize to be commenced (if such authority is required) against the Company or any of its Subsidiaries or any present or former director, officer, employee or agent of the Company or any of its Subsidiaries any action or other proceeding, whether legal or equitable, judicial or administrative, or civil or criminal in nature, based upon or arising out of any of the claims described in the immediately preceding sentence, except pursuant to any directors’ and officers’ liability insurance of the Company and its Subsidiaries as contemplated by Section 5.8. Notwithstanding the foregoing, nothing in this Section 5.10 will be deemed to constitute a release by any Principal Shareholder of any right of such Principal Shareholder under the Merger Documents or in connection with the transactions contemplated therein.

Section 5.11 Voting Agreement. From the date hereof until the termination of this Agreement in accordance with its terms, at any meeting of the shareholders of the Company called to consider and vote upon any Other Proposal (and at any and all postponements and adjournments thereof), and in connection with any action to be taken in respect of any Other Proposal by written consent of shareholders of Company, each Principal Shareholder shall vote or cause to be voted (including by written consent, if applicable) all of such Principal Shareholder’s shares of capital stock of, and other equity interests in, the Company against such Other Proposal. Each Principal Shareholder hereby agrees not to sell, transfer, pledge, encumber or otherwise dispose of, or grant any proxy or power of attorney, enter into any voting agreement with respect to, or deposit into any voting trust, any of its Options or Series E Preferred Stock Warrants, or any of its shares of capital stock or any of its other equity interests in, the Company. Each Principal Shareholder hereby agrees that it shall not demand appraisal for any of its shares of capital stock (including any shares received upon the exercise of Options or Series E Preferred Stock Warrants) of, or other equity interests in, the Company in connection with the transactions contemplated by this Agreement. Each Principal Shareholder hereby agrees not to enter into any agreement or understanding with any Person the effect of which would be violative of the provisions and agreements contained in this Section 5.11.

Section 5.12 Confidentiality. Each Principal Shareholder acknowledges that, by reason of its ownership of and involvement with the Company, such Principal Shareholder has had access to certain Confidential Information (as defined in the Confidentiality Agreement) relating to the business and operations of the Company and its Subsidiaries. Each Principal Shareholder acknowledges that such Confidential Information is a valuable asset and covenants that such Principal Shareholder will not, for a period of 2 years after the Closing Date, use any such Confidential Information or disclose any such Confidential Information to any Person for any reason whatsoever, subject to the same protections and disclosure exceptions that apply to Parent set forth in the Confidentiality Agreement.

Section 5.13 Cooperation. Shareholder Representative shall cooperate with Parent and cause the Company to prepare and file, on or before the due date or any extension thereof, all Tax Returns required to be filed by the Company on or before the Effective Time with respect to taxable periods ending on or before the Effective Time, so that such returns are consistent with the provisions of this Agreement.

Section 5.14 Tax Matters.

No fewer than 30 days prior to the deadline for filing the Company’s federal income tax return for the taxable period ending on the Closing Date, the Company shall provide to Shareholder Representative a draft of such tax return, which shall be prepared in a manner consistent with past practice and custom except as otherwise required by law. Within 15 days of receipt of such draft, Shareholder Representative shall provide the Company with its comments, if any, on such return. The Company shall incorporate any reasonable comments of the Shareholder Representative prior to filing such tax return. Comments of the Shareholder Representative not accepted by the Company shall be reviewed by the Accounting Firm, whose conclusion with respect to such comments shall be binding on the parties.

Section 5.15 Dissenting Shares. If the fair value paid in respect of any Dissenting Share in accordance with the provisions of Chapter 23B.13 of the WBCA exceeds the amount of the Common Stock Consideration or Preferred Stock Consideration, as applicable, which would have been paid to the holder of such Dissenting Share if such holder had not exercised such holder’s dissenters’ rights, then the Surviving Corporation, which shall be responsible for the payment of any such excess amount, shall have the right to collect the amount of such excess from the Escrow Funds in the Escrow Account pursuant to the terms of the Escrow Agreement.

Section 5.16 Shareholder Representative. The Principal Shareholders shall take all actions necessary to cause Shareholder Representative to perform its obligations under this Agreement and the Escrow Agreement.

ARTICLE VI—CONDITIONS TO CLOSING

Section 6.1 Mutual Conditions. The respective obligations of Parent, Newco and the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Effective Time of the following conditions, any and all of which may be waived in whole or in part by the Company, Parent and Newco to the extent permitted by applicable law:

(a) No Injunction. At the Effective Time there shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a court or Governmental Authority of competent jurisdiction to the effect that the Merger may not be consummated as herein provided, no proceeding or lawsuit shall have been commenced by any Governmental Authority or other Person for the purpose of obtaining any such injunction, writ or preliminary restraining order and no written notice shall have been received from any such Governmental Authority indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated hereby.

(b) Waiting Period under Antitrust Laws. Any waiting period (and any extension thereof) under the HSR Act or any other Antitrust Laws applicable to the transactions contemplated hereby shall have expired or shall have been terminated.

(c) Escrow Agent. An escrow agent mutually satisfactory to the Company and Parent shall have duly executed a signature page to the Escrow Agreement.

Section 6.2 Conditions to the Obligations of Parent and Newco. The obligations of Parent and Newco to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment prior to or at Closing of each of the following conditions, any and all of which may be waived, in whole or in part, by Parent and Newco to the extent permitted by applicable law:

(a) Representations, Warranties and Covenants. All representations and warranties made by the Company in this Agreement hereto shall be true and correct as of the date hereof and as of the Closing Date as though such representations and warranties were made as of the Closing Date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date), in each case, except to the extent the failure of such representations and warranties to be true and correct as of the date hereof or as of the Closing, as the case may be, individually or in the aggregate, would not have or be reasonably likely to have a Material Adverse Effect; provided that as a result of the Material Adverse Effect qualification contained in this sentence above, for purposes of determining satisfaction of the condition to Closing contained in this first sentence of Section 6.2(a) only, any materiality or Material Adverse Effect qualifications contained in the representations and warranties made by the Company in Article III of this Agreement shall be deemed to be removed. The Company shall have duly performed or complied with, in all material respects, all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to or at Closing.

(b) Consents. The Company shall have obtained (and shall have provided copies thereof to Parent) all of the waivers, permits, consents, approvals, and authorizations, and effected all of the registrations, filings and notices, in each case, set forth on Exhibit G.

(c) Closing Deliveries. Prior to or at the Closing, the Company shall have delivered the following closing documents in form and substance reasonably acceptable to Parent:

(i) a certificate of the President or a Vice President of the Company, dated the Closing Date, to the effect that the conditions specified in Section 6.2(a) have been satisfied;

(ii) a certified copy of the resolutions of the Company’s Board of Directors authorizing the execution, delivery and consummation of this Agreement and the transactions contemplated hereby;

(iii) a certified copy of the resolutions of the shareholders of the Company adopting and approving this Agreement, the other Merger Documents to the extent required to be approved and the transactions contemplated hereby and thereby;

(iv) a certificate of the Secretary of the Company, dated the Closing Date, as to the articles of incorporation and bylaws of the Company and the incumbency of certain officers of the Company;

(v) an executed receipt and acknowledgment, substantially in the form attached hereto as Exhibit I, from each Person (excluding the Shareholder Representative) to be paid by the Shareholder Representative pursuant to Section 2.7(b)(ii)(G);

(vi) an executed receipt and acknowledgment, substantially in the form attached hereto as Exhibit J, from each Person (other than Wells Fargo MSBC Trade Bank) to be paid by the Shareholder Representative pursuant to Section 2.7(b)(ii)(I); and

(vii) an executed receipt and acknowledgement, substantially in the form attached hereto as Exhibit K, from the Shareholder Representative.

(d) Shareholder Representative. Shareholder Representative shall have delivered a duly executed signature page to the Escrow Agreement.

(e) Dissenting Shares. Holders of Common Stock and Preferred Stock representing more than 1% of the outstanding shares of Common Stock (assuming that all outstanding Options and Series E Preferred Stock Warrants have been exercised and that all shares of Preferred Stock outstanding (including shares of Preferred Stock to be issued upon the exercise of Options and Series E Preferred Stock Warrants) have been converted into shares of Common Stock) shall not have properly exercised their dissenter rights with respect thereto under Chapter 23B.13 of the WBCA.

(f) Funded Indebtedness. Parent shall have received evidence reasonably satisfactory to Parent that all Funded Indebtedness has been paid and all Liens relating to any Funded Indebtedness shall have been released or terminated.

(g) Optionholder Consents. Holders of Options entitled to receive, in the aggregate, at least 85% of the aggregate consideration to be paid to holders of Options pursuant to Section 2.11 (excluding any payments to such holders pursuant to Section 2.7(d), Section 2.11(d) and/or Section 9.1(b)) shall have executed Common Optionholder Consents and/or Preferred

Optionholder Consents, as applicable, and such executed consents shall cover all Options held by each such executing holder.

Section 6.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions, any and all of which may be waived in whole or in part by the Company to the extent permitted by applicable law:

(a) Representations and Warranties. All representations and warranties made by Parent and Newco in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though such representations and warranties were made as of the Closing Date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date), in each case, except to the extent the failure of such representations and warranties to be true and correct as of the date hereof and as of the Closing, as the case may be, individually or in the aggregate, would not have a material adverse effect on the ability of Parent or Newco to perform its obligations hereunder; provided that as a result of the material adverse effect qualification contained in this sentence above, for purposes of determining satisfaction of the condition to closing contained in this first sentence of Section 6.3(a) only, any materiality or material adverse effect qualifications contained in the representations and warranties made by Parent and Newco in Article IV of this Agreement shall be deemed to be removed. Parent and Newco shall have duly performed or complied with, in all material respects, all of the covenants, obligations and conditions to be performed or complied with by each of them under the terms of this Agreement on or prior to or at the Closing.

(b) Consents. Each of Parent and Newco shall have obtained at its own expense (and shall have provided copies thereof to the Company) all of the waivers, permits, consents, approvals, and authorizations, and effected all of the registrations, filings and notices, in each case, set forth on Exhibit H.

(c) Closing Deliveries. Prior to or at the Closing, Parent and Newco shall have delivered to the Company the following closing documents in form and substance reasonably acceptable to the Company:

(i) a certificate of the President or a Vice President of Parent and Newco, dated the Closing Date, to the effect that (1) the Person signing such certificate is familiar with this Agreement and (2) the condition specified in Section 6.3(a) has been satisfied;

(ii) a certified copy of the resolutions of the board of directors of each of Parent and Newco authorizing the execution, delivery and consummation of this Agreement and the transactions contemplated hereby;

(iii) a certified copy of the resolutions of the shareholders of each of Parent and Newco adopting and approving this Agreement, the Merger and the transactions contemplated hereby;

(iv) a certificate of the Secretary of each of Parent and Newco, dated the Closing Date, as to the certificate or articles of incorporation and bylaws of Parent and

Newco, as the case may be, and the incumbency of certain officers of the Parent and Newco, as the case may be; and

(v) a signature page to the Escrow Agreement duly executed by Newco.

ARTICLE VII—TERMINATION AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time, notwithstanding the approval thereof by the shareholders of the Company at any time prior to Closing:

(a) by mutual consent of the Company and Parent;

(b) by either the Company, or by Parent and Newco, if the Merger shall not have been consummated on or before March 15, 2005 (the “Termination Date”), unless extended by written agreement of the Company and Parent; provided, however, that the right to terminate this Agreement and abandon the Merger under this paragraph shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or prior to such date;

(c) by either Parent or Newco, in the event that the conditions to its obligations set forth in Article VI hereof have not been satisfied or waived at or prior to the Termination Date;

(d) by the Company, in the event that the conditions to its obligations set forth in Article VI hereof have not been satisfied or waived at or prior to the Termination Date;

(e) by either Parent or Newco, or by the Company, if any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

(f) by Parent in the event that (i) the Company has breached any representation, warranty, covenant or agreement contained in this Agreement in any respect which would cause the condition set forth in Section 6.2(a) to be unable to be satisfied as of the date of the written notice contemplated by (y) below, (y) Parent has notified the Company, in writing, of such breach, and (z) the breach has continued without cure for a period of 20 days after the written notice of breach; or

(g) by the Company in the event that (i) Parent or Newco has breached any representation, warranty, covenant or agreement contained in this Agreement in any respect which would cause the condition set forth in Section 6.3(a) to be unable to be satisfied as of the date of the written notice contemplated by (y) below, (y) the Company has notified Parent and Newco, in writing, of such breach, and (z) the breach has continued without cure for a period of 20 days after the written notice of breach.

The party desiring to terminate this Agreement pursuant to Section 7.1(b), Section 7.1(c), Section 7.1(d), Section 7.1(e), Section 7.1(f) or Section 7.1(g) shall give notice of such termination to the other parties in accordance with Section 10.1.

Section 7.2 Effect of Termination. If this Agreement is terminated pursuant to Section 7.1 hereof, (a) all rights and obligations of the parties hereunder shall terminate and no party shall have any liability to any party, except for obligations of the parties hereto in this Section 7.2 and in Sections 5.1(b), 5.5 and 10.4, which shall survive the termination of this Agreement and (b) termination shall not preclude any party from suing any other party for any breach of this Agreement that occurred prior to the termination.

ARTICLE VIII—SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

Section 8.1 Survival of Representations. The representations and warranties of the Company, Parent and Newco contained in this Agreement or in any certificate delivered pursuant to Section 6.2 or Section 6.3 shall survive the Closing for a period of 16 months after the Closing Date.

Section 8.2 General Indemnification.

(a) If, after the Closing Date, Parent, Newco and/or its officers, directors, employees, Affiliates and/or agents (each a “Buyer Indemnitee” and together the “Buyer Indemnitees”) suffer any damages, losses, liabilities, obligations, claims of any kind, interest or expenses (including, without limitation, reasonable attorneys’ fees and expenses) (“Loss”), as a result of, in connection with, or arising out of (i) the failure of any representation or warranty made by the Company contained in Article III of this Agreement to be true and correct (A) as of the date of this Agreement or (B) (x) as of the Closing Date or (y) as of the date when made in the case of any representation or warranty which specifically relates to an earlier date, as applicable, (ii) any breach by the Company of any of its covenants or agreements contained herein which are to be performed by the Company on or before the Closing Date, (iii) any breach by any Principal Shareholder of any of its covenants or agreements contained herein, (iv) the matter described in Schedule 8.2(a)(iv) and/or (v) the matter described in Schedule 8.2(a)(v), then, subject in all cases to the other provisions of this Article VIII, (1) with respect to clauses (i), (ii) and (iii) above, such Buyer Indemnitee(s) shall be entitled to be reimbursed the amount of such Loss from the Escrow Account, and (2) with respect to clauses (iv) and (v) above, such Buyer Indemnitee shall be entitled to be reimbursed for 50% of the amount of such Loss from the Escrow Account.

(b) After the Closing, each of Parent and the Surviving Corporation agrees to indemnify, defend and hold each of the direct and indirect equityholders of the Company as of the date of this Agreement and their respective officers, directors, employees, Affiliates and/or agents (each a “Seller Indemnitee” and together the “Seller Indemnitees”) harmless from any Loss as a result of, in connection with, or arising out of (i) the failure of any representation or warranty made by Parent or Newco in this Agreement contained in Article IV of this Agreement to be true and correct (A) as of the date of this Agreement or (B)(x) as of the Closing Date or (y) as of the date when made in the case of any representation or warranty which specifically relates to an earlier date, as applicable, (ii) any breach by Parent or Newco of any of its covenants or agreements contained herein, and/or (iii) any breach by the Surviving Corporation (including by way of being the successor of Newco and the Company) of any of its covenants or agreements contained herein which are to be performed by the Surviving Corporation after the Closing Date.

(c) The obligations to indemnify and hold harmless pursuant to clauses (i), (iv) and (v) of Section 8.2(a) and pursuant to clause (i) of Section 8.2(b) shall survive the consummation of the transactions contemplated hereby for the period set forth in Section 8.1, except for claims for indemnification pursuant to such clauses asserted prior to the end of such period which claims shall survive until final resolution thereof.

Section 8.3 Third Party Claims.

(a) If a claim, action, suit or proceeding by a third party (a “Third Party Claim”) is made against any person or entity entitled to indemnification pursuant to Section 8.2 hereof (an “Indemnified Party”), and if such Indemnified Party intends to seek indemnity with respect thereto under this Article VIII, such Indemnified Party shall promptly notify the party obligated to indemnify such Indemnified Party (or, in the case of a Buyer Indemnitee seeking indemnification pursuant to Section 8.2(a), such Buyer Indemnitee shall promptly notify Shareholder Representative) (such notified party, the “Responsible Party”) of such claims; provided that the failure to so notify shall not relieve the Responsible Party of its obligations hereunder, except to the extent that the Responsible Party is actually and materially prejudiced thereby. The Responsible Party shall have 15 days after receipt of such notice to assume the conduct and control, through counsel reasonably acceptable to the Indemnified Party at the expense of the Responsible Party, of the settlement or defense thereof, and the Indemnified Party shall cooperate with it in connection therewith; provided that the Responsible Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party, provided that, the fees and expenses of such counsel shall be borne by such Indemnified Party. So long as the Responsible Party is reasonably contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnity therefor by the Responsible Party or from the Escrow Account, as the case may be, for such claim unless the Responsible Party shall have consented to such payment or settlement. If the Responsible Party does not notify the Indemnified Party within 15 days after the receipt of the Indemnified Party’s notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise, at the expense of the Responsible Party, the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The Responsible Party shall not, except with the consent of the Indemnified Party, enter into any settlement that does not include as an unconditional term thereof the giving by the person or persons asserting such claim to all Indemnified Parties of an unconditional release from all liability with respect to such claim or consent to entry of any judgment.

(b) All of the Parties shall cooperate in the defense or prosecution of any Third Party Claim in respect of which indemnity may be sought hereunder and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

Section 8.4 Limitations on Indemnification Obligations. The rights of the Buyer Indemnitees to indemnification pursuant to the provisions of Section 8.2(a) are subject to the following limitations:

(a) the amount of any and all Losses will be determined net of any amounts actually recovered by Buyer Indemnitees under insurance policies with respect to such Losses; provided that if, following the payment of any indemnification amounts pursuant to Section 8.2(a), Parent, Surviving Corporation or any of their respective Affiliates recover any amounts under insurance policies with respect to such Losses, then the applicable Buyer Indemnitees shall reimburse the Company Securityholders of such prior indemnification payments in the amount of such insurance recoveries;

(b) the Buyer Indemnitees shall not be entitled to recover for any particular Loss pursuant to Section 8.2(a) unless such Loss equals or exceeds $5,000; provided that (i) if a transaction or occurrence involving the same parties produces or results in (A) a number of separate Losses of a similar nature, or (B) a succession of similar Losses over a number of accounting periods, or (ii) a transaction or occurrence involving multiple parties produces or results in Losses by various parties of a similar nature, then such separate Losses will be deemed to be aggregated for purposes of satisfying the $5,000 threshold set forth in this Section 8.4(b);

(c) the Buyer Indemnitees will not be entitled to recover Losses pursuant to clauses (i), (iv) and (v) of Section 8.2(a) until the total amount which the Buyer Indemnitees would recover under clauses (i), (iv) and (v) of Section 8.2(a) (as limited by the provisions of Sections 8.4(a) and 8.4(b)), but for this Section 8.4(c), exceeds the Threshold Amount, and then only for the excess over the Threshold Amount; provided that the limitations set forth in this Section 8.4(c) shall not apply to Losses relating to breaches of representations and warranties contained in Section 3.25 or Section 3.26;

(d) at any time the Buyer Indemnitees (x) will be entitled to recover no more than the amount of cash then in the Escrow Account and (y) pursuant to this Agreement, will not be entitled to recover Losses from any source other than the Escrow Account;

(e) the Seller Indemnitees will not be entitled to recover Losses pursuant to Section 8.2(b)(i), (X) until the total amount which the Sellers Indemnitees would recover under clause (i) of Section 8.2(b), but for this Section 8.4(e), exceeds the Threshold and then only for the excess over the Threshold, and (Y) in excess of $6,000,000 in the aggregate.

(f) no Indemnified Party shall have any right of indemnification hereunder with respect to the investigation or remediation of Hazardous Substances that have been released, disposed or discharged on any real property currently owned or operated by the Company or any of its Subsidiaries except to the extent that such action is required by applicable Environmental Laws, lawfully required by a relevant Governmental Authority or where concentrations of Hazardous Substances exceed the applicable action levels in the jurisdiction in which the property is located. Any such investigation or remedial action shall be conducted in a reasonable, cost effective manner (taking into account the requirements of Environmental Law and the relevant Governmental Authority), assuming continued commercial or industrial use of the subject property and employing risk based standards or institutional controls where available, provided that such controls and standards will not interfere with the continued commercial or industrial use of the property and further provided that the Company or its Subsidiary has the legal right to accept such controls in connection with the subject property.

Notwithstanding anything contained herein to the contrary, absent fraud, after the Closing, on the date that the amount of cash in the Escrow Account is reduced to zero, the Buyer Indemnitees shall have no further rights to indemnification under this Article VIII.

Section 8.5 Exclusive Remedy. Notwithstanding anything else contained in this Agreement to the contrary, absent fraud, after the Closing, (i) indemnification pursuant to the provisions of this Article VIII shall be the exclusive remedy for the parties hereto for any misrepresentation or breach of any warranty, covenant or other provision contained in this Agreement or in any certificate delivered pursuant hereto and (ii) making a claim for a proper distribution from the Escrow Account shall be the sole and exclusive remedy available to the Buyer Indemnitees for any Loss, Losses or other amounts (including, without limitation, any relating to environmental, health or safety matters or Tax matters) arising under the indemnification obligations set forth herein, or otherwise in respect of the transactions contemplated hereby.

Section 8.6 Treatment of Indemnity Payments. Any payments made to an Indemnified Party pursuant to this Article VIII shall be treated as an adjustment to the Purchase Price for Tax purposes.

ARTICLE IX—REPRESENTATIVE OF THE HOLDERS OF COMPANY EQUITY SECURITIES

Section 9.1 Authorization of Representative.

(a) Effective upon the Effective Date, as contemplated by the Shareholder Consent, the Shareholder Representative is hereby appointed, authorized and empowered to act as a representative for the benefit of the holders of Preferred Stock, Common Stock, Series E Preferred Stock Warrants and Options (other than with respect to any Dissenting Shares) (collectively, the “Company Equity Securities”) (provided that any such appointment shall only be effective with respect to holders of Options and Series E Preferred Stock Warrants to the extent that such holders have executed consents to such appointment), as the exclusive agent and attorney-in-fact to act on behalf of each holder of Company Equity Securities, in connection with and to facilitate the consummation of the transactions contemplated hereby, including pursuant to the Escrow Agreement, which shall include the power and authority:

(i) to execute and deliver the Escrow Agreement (with such modifications or changes therein as to which Shareholder Representative, in its sole discretion, shall have consented) and to agree to such amendments or modifications thereto as Shareholder Representative, in its sole discretion, determines to be desirable;

(ii) to execute and deliver such waivers and consents in connection with this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby as Shareholder Representative, in its sole discretion, may deem necessary or desirable;

(iii) as representative, to enforce and protect the rights and interests of the holders of Company Equity Securities (including Shareholder Representative, in its capacity as a shareholder in the Company) and to enforce and protect the rights and interests of Shareholder Representative, in each case arising out of or under or in any manner relating to this Agreement and the Escrow Agreement, and each other agreement, document, instrument or certificate referred to herein or therein or the transactions provided for herein or therein (including, without limitation, in connection with any and all claims for indemnification brought under Article VIII hereof), and to take any and all actions which Shareholder Representative believes are necessary or appropriate under either of the Escrow Agreement and/or this Agreement for and on behalf of the holders of Company Equity Securities, including, without limitation, asserting or pursuing any claim, action, proceeding or investigation (a “Claim“) against Parent, Newco and/or Surviving Corporation, defending any Third Party Claims or Claims by the Buyer Indemnitees, consenting to, compromising or settling any such Claims, conducting negotiations with Parent, Surviving Corporation and their respective representatives regarding such Claims, and, in connection therewith, to (A) assert any claim or institute any action, proceeding or investigation; (B) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by Parent, the Surviving Corporation or any other person, or by any federal, state or local Governmental Authority against Shareholder Representative and/or any of the holders of Company Equity Securities and/or the Escrow Funds, and receive process on behalf of any or all holders of Company Equity Securities in any such claim, action, proceeding or investigation and compromise or settle on such terms as Shareholder Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such claim, action, proceeding or investigation; (C) file any proofs of debt, claims and petitions as Shareholder Representative may deem advisable or necessary; (D) settle or compromise any claims asserted under the Escrow Agreement; and (E) file and prosecute appeals from any decision, judgment or award rendered in any such action, proceeding or investigation, it being understood that Shareholder Representative shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions;

(iv) to refrain from enforcing any right of the holders of Company Equity Securities or any of them and/or Shareholder Representative arising out of or under or in any manner relating to this Agreement, the Escrow Agreement or any other agreement, instrument or document in connection with the foregoing; provided, however, that no such failure to act on the part of Shareholder Representative, except as otherwise provided in this Agreement or in the Escrow Agreement, shall be deemed a waiver of any such right or interest by Shareholder Representative or by the holders of Company Equity Securities unless such waiver is in writing signed by the waiving party or by Shareholder Representative;

(v) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that Shareholder Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement, the Escrow Agreement, and all other agreements, documents or instruments referred to herein or therein or executed in connection herewith and therewith; and

(vi) to distribute funds to holders of Company Equity Securities in accordance with the terms of this Agreement and the Escrow Agreement.

(b) Shareholder Representative shall not be entitled to any fee, commission or other compensation for the performance of its services hereunder, but shall be entitled to the payment of all its expenses incurred as the representative. At the Closing, the Shareholder Representative shall retain (x) $250,000 (the “Expense Funds”) to be used by Shareholder Representative to pay expenses incurred by Shareholder Representative in its capacity as the representative (and no fees or expenses shall be paid to the Shareholder Representative out of the Escrow Account or by Parent or any of its Affiliates, except for such Expense Funds paid at the Closing) and (y) $1,000,000 (the “Replenishment Funds”) to be used by the Shareholder Representative to replenish the Escrow Account, if necessary, pursuant to Section 2.7(e). Once Shareholder Representative determines, in its sole discretion, that Shareholder Representative will not incur any additional expenses in its capacity as representative or will not have an obligation to replenish the Escrow Account pursuant to Section 2.7(e) in an amount equal to the Replenishment Funds, as applicable, then Shareholder Representative will distribute to each holder of Preferred Stock, Common Stock and Series E Preferred Stock Warrants, and to the Surviving Corporation on behalf of the holders of Options, the applicable Pro Rata Portion of the remaining unused Expense Funds or Replenishment Funds, if any, as applicable. The Surviving Corporation shall pay (less any required withholding Tax) to each holder of Options the applicable Pro Rata Portion of the remaining unused Expense Funds and/or Replenishment Funds, as applicable, paid to it by the Shareholder Representative. In connection with this Agreement, the Escrow Agreement and any instrument, agreement or document relating hereto or thereto, and in exercising or failing to exercise all or any of the powers conferred upon Shareholder Representative hereunder (i) Shareholder Representative shall incur no responsibility whatsoever to any holders of Company Equity Securities by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with the Escrow Agreement or any such other agreement, instrument or document, excepting only responsibility for any act or failure to act which represents willful misconduct, and (ii) Shareholder Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of Shareholder Representative pursuant to such advice shall in no event subject Shareholder Representative to liability to any holders of Company Equity Securities. Each holder of Company Equity Securities shall indemnify, pro rata based upon such holder’s Pro Rata Portion, Shareholder Representative against all losses, damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against them, of any nature whatsoever (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claims whatsoever), arising out of or in connection with any claim, investigation, challenge, action or proceeding or in connection with any appeal thereof, relating to the acts or omissions of Shareholder Representative hereunder, or under the Escrow Agreement or otherwise. The foregoing indemnification shall not apply in the event of any action or proceeding which finally adjudicates the liability of Shareholder Representative hereunder for its willful misconduct. In the event of any indemnification hereunder, upon written notice from Shareholder Representative to the holders of Company Equity Securities as to the existence of a deficiency toward the payment of any such indemnification amount, each holder of Company Equity Securities shall promptly deliver to Shareholder Representative full payment of his or her ratable share of the amount of such deficiency based upon such holder’s Pro Rata Portion.

(c) All of the indemnities, immunities and powers granted to Shareholder Representative under this Agreement shall survive the Effective Date and/or any termination of this Agreement and/or the Escrow Agreement.

(d) Subject to the receipt of the consents referenced in Section 9.1(a), Parent and Surviving Corporation shall have the right to rely upon all actions taken or omitted to be taken by Shareholder Representative pursuant to this Agreement, the Escrow Agreement or any other agreement, instrument or document entered into in connection with this Agreement, all of which actions or omissions, including, but not limited to, the disbursements of funds to holders of Company Equity Security holders as contemplated herein, by the Shareholder Representative shall be legally binding upon the holders of Company Equity Securities, and Parent, Surviving Corporation and their Affiliates are hereby relieved from any liability to any Person for any acts done by them in accordance with any such action or failure to act by Shareholder Representative.

(e) The grant of authority provided for in this Article IX (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any holder of Company Equity Securities; and (ii) shall survive the consummation of the Merger.

(f) Should Shareholder Representative resign or be unable to serve, Shareholder Representative shall appoint a single substitute agent to take on the responsibility of Shareholder Representative hereunder, whose appointment shall be effective on the date of Shareholder Representative’s resignation or incapacity.

ARTICLE X—MISCELLANEOUS

Section 10.1 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile or by overnight delivery service (such as Federal Express), and shall be deemed given when so delivered personally, or when so delivered by facsimile, or if mailed by overnight delivery service, on the following Business Day after the date of mailing, as follows:

If to Parent and Newco:

Russell Corporation

3330 Cumberland Blvd., Suite 800

Atlanta, GA 30339

Attention: General Counsel

Facsimile: (678) 742-8514

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Attention: Nancy A. Lieberman, Esq.

Facsimile: (917) 777-2050

If to the Company:

Brooks Sports, Inc.

19820 North Creek Parkway, Suite 200

Bothell, Washington 98011

Facsimile: (425) 489-1895

Attention: Chief Executive Officer

with a copy to:

Garvey Schubert Barer

1191 Second Avenue, 18th Floor

Seattle, Washington 98101

Facsimile: (206) 464-0125

Attention: Bruce A. Robertson

If to Shareholder Representative or the Principal Shareholders:

Whitney & Co., LLC

177 Broad Street, 15th Floor

Stamford, Connecticut 06901

Facsimile: (203) 973-1422

Attention: Paul R. Vigano

with a copy to:

Kirkland & Ellis LLP

153 East 53rd Street

New York, NY 10022-4675

Facsimile: (212) 446-4900

Attention: Frederick Tanne, Esq.

or to such other address as any party hereto shall notify the other parties hereto (as provided above) from time to time.

Section 10.2 Exhibits and Schedules. All exhibits and schedules hereto, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

Section 10.3 Time of the Essence; Computation of Time. Time is of the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a Saturday, Sunday, or any date on which banks in New York City, New York are authorized to be closed, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular business day.

Section 10.4 Expenses. Regardless of whether the transactions provided for in this Agreement are consummated, except as otherwise provided herein, each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated herein. Parent and Newco understand and acknowledge that all out-of-pocket fees and expenses incurred or to be incurred by the Company in connection with the transactions contemplated hereby (including, without limitation, the Seller Expenses) will be paid by the Company in cash at or prior to the Closing.

Section 10.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without reference to the choice of law or conflicts of law principles thereof; provided that the Merger and matters related to effecting the Merger in accordance with the WBCA shall be governed by, and construed in accordance with, the internal laws of the State of Washington, without reference to the choice of law or conflicts of law principles thereof.

Section 10.6 Assignment; Successors and Assigns; No Third Party Rights. Except as otherwise provided herein, this Agreement may not, without the prior written consent of the other parties hereto, be assigned by operation of law or otherwise, and any attempted assignment shall be null and void; provided that Parent may assign its rights and delegate its duties under this Agreement in whole or in part to one or more of its Affiliates but no such assignment shall relieve Parent of its obligations hereunder, and Parent may grant a security interest in its rights and interest hereunder to its lenders. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives. Except as provided in Section 8.2, this Agreement shall be for the sole benefit of the parties to this Agreement and their respective heirs, successors, permitted assigns and legal representatives and is not intended, nor shall be construed, to give any Person, other than the parties hereto and their respective heirs, successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder.

Section 10.7 Counterparts. This Agreement may be executed in one or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a mutually executed counterpart to this Agreement.

Section 10.8 Titles and Headings. The titles, captions and table of contents in this Agreement are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.

Section 10.9 Entire Agreement. This Agreement, including the Exhibits and Schedules attached hereto, the Escrow Agreement and the Confidentiality Agreement, constitute the entire agreement among the parties with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among them with respect to such matters.

Section 10.10 Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by law.

Section 10.11 No Strict Construction. Each of the parties hereto acknowledge that this Agreement has been prepared jointly by the parties hereto, and shall not be strictly construed against any party.

Section 10.12 Specific Performance. Each of the Company, the Principal Shareholders and Parent and Newco acknowledge that the rights of each party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching party may have no adequate remedy at law. Accordingly, the parties agree that such non-breaching party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce their rights and the other parties’ obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security and without proof of actual damages).

Section 10.13 Waiver of Jury Trial. Each of the parties hereto waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement or any course of conduct, course of dealing, verbal or written statement or action of any party hereto.

Section 10.14 Failure or Indulgence not Waiver. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any party’s exercise of any such right preclude any other or further exercise thereof or any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 10.15 Amendments. Subject to any requirement under applicable law to obtain additional shareholder approval, this Agreement may be amended, at any time prior to the Effective Time, by action taken by the Principal Shareholders and the respective boards of directors of the Company, and Parent and Newco. This Agreement (including the provisions of this Section 10.15) may not be amended or modified except by an instrument in writing signed on behalf of all of the parties required pursuant to the preceding sentence.

Section 10.16 Jurisdiction. Except as otherwise expressly provided in this Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any court of competent jurisdiction of any Federal court located in the State of Delaware or any Delaware State court, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Each party agrees that service of process on such party as provided in Section 10.1 shall be deemed effective service of process on such party.

*  *  *  *  *  *  *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Reorganization to be duly executed as of the day and year first above written.

RUSSELL CORPORATION

By:	/s/ Floyd G. Hoffman
Name:	Floyd G. Hoffman
Title:	Senior Vice President

ADR ACQUISITION CORPORATION

By:	/s/ Floyd G. Hoffman
Name:	Floyd G. Hoffman
Title:	Senior Vice President

BROOKS SPORTS, INC.

By:	/s/ James Weber
Name:	James Weber
Title:	President & CEO

J.H. WHITNEY III, L.P., in its capacity as a Principal Shareholder and in its capacity as Shareholder Representative

By:	J.H. Whitney Equity Partners III, LLC
Its:	General Partner

By:	/s/ Daniel J. O’Brien
Name:	Daniel J. O’Brien
Title:	Managing Member

J.H. WHITNEY MEZZANINE FUND, L.P.

By:	Whitney GP, LLC
Its:	General Partner

By:	/s/ Daniel J. O’Brien
Name:	Daniel J. O’Brien
Title:	Managing Member

[CONTINUATION OF SIGNATURE PAGES TO AGREEMENT AND PLAN OF REORGANIZATION]

WHITNEY STRATEGIC PARTNERS III, L.P.

By:	J.H. Whitney Equity Partners III, LLC
Its: General Partner

By:	/s/ Daniel J. O’Brien
	Name:	Daniel J. O’Brien
	Title:	Managing Member

AMENDMENT NO. 1

TO THE

AGREEMENT AND PLAN OF REORGANIZATION

AMENDMENT NO. 1, dated as of December 16, 2004, (this “Amendment”) to the AGREEMENT AND PLAN OF REORGANIZATION (the “Reorganization Agreement”), dated December 14, 2004, by and among Russell Corporation, an Alabama corporation, ADR Acquisition Corporation, a Washington corporation, the Principal Shareholders, and Brooks Sports, Inc., a Washington corporation.

WHEREAS, the parties desire to amend the Reorganization Agreement.

NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I—AMENDMENT TO REORGANIZATION AGREEMENT

Section 1.1 Section 6.3(c)(iii). Section 6.3(c)(iii) of the Reorganization Agreement is hereby deleted in its entirety and replaced with the following:

(iii) a certified copy of the resolutions of the shareholders of Newco adopting and approving this Agreement, the Merger and the transactions contemplated hereby;

Section 1.2 Schedule 3.13(a). Item 10 on Schedule 3.13(a) attached to the Reorganization Agreement is hereby deleted in its entirety and replaced with the following:

10. A discretionary bonus, to be paid prior to the Closing (it being agreed that all checks issued in connection with such bonuses will be cashed prior to the Closing), in accordance with Section 5.2(p) hereto and not to exceed $150,000, to certain employees, as determined by the board of directors of the Company. In addition, a discretionary bonus, to be paid to all employees based on 2004 actual results exceeding budgeted results, is planned for payment in 2005; an estimated amount of this bonus has been accrued in the year-to-date financial statements in an aggregate amount not to exceed $150,000.

ARTICLE II—MISCELLANEOUS

Section 2.1 Miscellaneous. Except as and to the extent expressly modified by this Amendment, the Reorganization Agreement (including all exhibits thereto) shall remain in full force and effect in all respects. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without reference to the choice of law or conflicts of law principles thereof. This Amendment may be executed in one or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile shall be effective as delivery of a manually executed counterpart to this Amendment.

* * * * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to the Agreement and Plan of Reorganization to be duly executed as of the day and year first above written.

RUSSELL CORPORATION

By:	/s/ Floyd G. Hoffman
Name:	Floyd G. Hoffman
Title:	Senior Vice President

ADR ACQUISITION CORPORATION

By:	/s/ Floyd G. Hoffman
Name:	Floyd G. Hoffman
Title:	Senior Vice President

BROOKS SPORTS, INC.

By:	/s/ James Weber
Name:	James Weber
Title:	President & CEO

J.H. WHITNEY III, L.P., in its capacity as a Principal Shareholder and in its capacity as Shareholder Representative

By:	J.H. Whitney Equity Partners III, LLC
Its:	General Partner

By:	/s/ Kevin J. Curley
Name:	Kevin J. Curley
Title:	Attorney-in-Fact

J.H. WHITNEY MEZZANINE FUND, L.P.

By:	Whitney GP, LLC
Its:	General Partner

By:	/s/ Kevin J. Curley
Name:	Kevin J. Curley
Title:	Attorney-in-Fact

[CONTINUATION OF SIGNATURE PAGES TO AMENDMENT NO. 1

TO THE AGREEMENT AND PLAN OF REORGANIZATION]

WHITNEY STRATEGIC PARTNERS III, L.P.

By:	J.H. Whitney Equity Partners III, LLC
Its:	General Partner

By:	/s/ Kevin J. Curley
Name:	Kevin J. Curley
Title:	Attorney-in-Fact

AMENDMENT NO. 2

TO THE

AGREEMENT AND PLAN OF REORGANIZATION

This AMENDMENT NO. 2, dated as of December 23, 2004 (this “Amendment”), to the AGREEMENT AND PLAN OF REORGANIZATION, dated December 14, 2004 (as amended, the “Reorganization Agreement”), is by and among Russell Corporation, an Alabama corporation, ADR Acquisition Corporation, a Washington corporation, J.H. Whitney III, L.P., a Delaware limited partnership, Whitney Strategic Partners III, L.P., a Delaware limited partnership, and J.H. Whitney Mezzanine Fund, L.P., a Delaware limited partnership, and Brooks Sports, Inc., a Washington corporation. Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Reorganization Agreement.

WHEREAS, the parties have previously entered into Amendment No. 1 to the Reorganization Agreement, dated as of December 16, 2004; and

WHEREAS, the parties desire to further amend the Reorganization Agreement.

NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I—AMENDMENT TO REORGANIZATION AGREEMENT

Section 1.1 Section 1.1. The Reorganization Agreement is hereby amended by adding the following sentence at the end of the definition of “Seller Expenses” contained in Section 1.1 of the Reorganization Agreement:

Notwithstanding the immediately preceding sentence, amounts payable to Wachovia Capital Markets, LLC (pursuant to clause (i)(A) above) pursuant to the terms of the Escrow Agreement shall not be included in “Seller Expenses.”

Section 1.2 Section 2.7. The Reorganization Agreement is hereby amended by deleting the first clause of Section 2.7(a)(i), which currently reads “No later than three nor more than four Business Days prior to the Closing,” and replacing it with the following clause “No later than 8 P.M. PST on the day prior to the Closing,”.

Section 1.3 Section 2.13. The Reorganization Agreement is hereby amended by adding the following Section 2.13:

Section 2.13 Wachovia Capital Markets, LLC.

Notwithstanding anything to the contrary herein, including, without limitation, Section 2.7, the parties hereto acknowledge and agree that:

(a) Wachovia Capital Markets, LLC, a              limited liability company (“Wachovia”), shall receive all amounts owed to it and its Affiliates, or potentially owed to it and its Affiliates, from the Company, including, without limitation, pursuant to the terms of the letter agreement, dated August 16, 2004, between the Company and Wachovia, as follows (i) a portion of such amount at Closing, as contemplated by the Closing Date Certificate and (ii) in full satisfaction of the remaining amount owed to Wachovia and its Affiliates, Wachovia shall be allocated a portion (as set forth in the Escrow Agreement) of the amounts, if any, to be distributed to Company Securityholders pursuant to the terms of the Escrow Agreement. The Closing Date Certificate shall differ in form and substance from the sample Company Certificate set forth on Exhibit D to the extent required by the immediately preceding sentence, and the Escrow Agreement shall differ in form and substance from the form of Escrow Agreement set forth on Exhibit E to the extent required by the immediately preceding sentence.

(b) In addition to the terms set forth in Article IX, Shareholder Representative is hereby appointed, authorized and empowered to act as a representative for the benefit of Wachovia as the exclusive agent and attorney-in-fact on behalf of Wachovia in connection with or in any manner relating to the Escrow Agreement, and to take all actions contemplated by Section 9.1 on behalf of Wachovia in connection with or in any manner relating to the Escrow Agreement.

(c) Parent and Surviving Corporation shall have the right to rely upon all actions taken or omitted to be taken by Shareholder Representative in connection with or in any manner relating to the Escrow Agreement or any other agreement, instrument or document entered into in connection therewith, all of which actions or omissions by Shareholder Representative shall be legally binding on Wachovia, and Parent, Surviving Corporation and their Affiliates are hereby relieved from any liability to Wachovia for any acts done by them in accordance with any such action or failure to act by Shareholder Representative.

Section 1.4 Section 3.5. Section 3.5(a) of the Reorganization Agreement is hereby amended by adding the following sentence at the end of Section 3.5(a):

The Company has not issued any stock certificate representing the full amount, or any portion thereof, of the 125 shares of Common Stock issued by the Company to Terri Angevine and sold by Terri Angevine to David Bohan pursuant to the stock purchase agreement, dated October 29, 2004, by and between Terri Angevine and David Bohan (a true and correct copy of which was provided to Parent as of the execution of the Reorganization Agreement).

Section 1.5 Section 6.2(c)(v). Section 6.2(c)(v) of the Reorganization Agreement is hereby deleted in its entirety and replaced with the following:

(v) an executed receipt and acknowledgment, substantially in the form attached hereto as Exhibit I, from each Person (excluding the Shareholder Representative and Wachovia) to be paid by the Shareholder Representative pursuant to Section 2.7(b)(ii)(G);

Section 1.6 Section 6.2. Section 6.2 of the Reorganization Agreement is amended by adding the following Section 6.2(h):

(h) Wachovia Agreement. Wachovia and the Shareholder Representative shall have delivered a duly executed signature page to the Investment Bank Fee Distribution Agreement, substantially in the form attached hereto as Exhibit L, to be entered into by and between Wachovia, Parent and Shareholder Representative on the Closing Date (the “Wachovia Agreement”).

Section 1.7 Section 6.3. Section 6.3 of the Reorganization Agreement is amended by adding the following Section 6.3(d):

(d) Wachovia Agreement. Parent shall have delivered a duly executed signature page to the Wachovia Agreement.

Section 1.8 Section 10.4. The last sentence of Section 10.4 of the Reorganization Agreement is hereby deleted in its entirety and replaced with the following:

Parent and Newco understand and acknowledge that all out-of-pocket fees and expenses incurred or to be incurred by the Company in connection with the transactions contemplated hereby (including, without limitation, the Seller Expenses), except any amounts payable to Wachovia pursuant to the Escrow Agreement, will be paid by the Company in cash at or prior to the Closing.

Section 1.9 Exhibit L. The Reorganization Agreement is amended by adding Exhibit L, in the form attached to this Amendment as Annex A, as Exhibit L to the Reorganization Agreement.

ARTICLE II—MISCELLANEOUS

Section 2.1 Miscellaneous. Except as and to the extent expressly modified by this Amendment, the Reorganization Agreement (including all exhibits thereto) shall remain in full force and effect in all respects. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without reference to the choice of law or conflicts of law principles thereof. This Amendment may be executed in one or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile shall be effective as delivery of a manually executed counterpart to this Amendment.

* * * * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to the Agreement and Plan of Reorganization to be duly executed as of the day and year first above written.

RUSSELL CORPORATION

By:	/s/ Floyd G. Hoffman
Name:	Floyd G. Hoffman
Title:	Senior Vice President

ADR ACQUISITION CORPORATION

By:	/s/ Floyd G. Hoffman
Name:	Floyd G. Hoffman
Title:	Senior Vice President

BROOKS SPORTS, INC.

By:	/s/ James Weber
Name:	James Weber
Title:	President & CEO

J.H. WHITNEY III, L.P., in its capacity as a Principal Shareholder and in its capacity as Shareholder Representative

By:	J.H. Whitney Equity Partners III, LLC
Its:	General Partner

By:	/s/ Daniel J. O’Brien
Name:	Daniel J. O’Brien
Title:	Managing Member

J.H. WHITNEY MEZZANINE FUND, L.P.

By:	Whitney GP, LLC
Its:	General Partner

By:	/s/ Daniel J. O’Brien
Name:	Daniel J. O’Brien
Title:	Managing Member

[CONTINUATION OF SIGNATURE PAGES TO AMENDMENT NO. 2

TO THE AGREEMENT AND PLAN OF REORGANIZATION]

WHITNEY STRATEGIC PARTNERS III, L.P.

By:	J.H. Whitney Equity Partners III, LLC
Its:	General Partner

By:	/s/ Daniel J. O’Brien
Name:	Daniel J. O’Brien
Title:	Managing Member

ANNEX A

EXHIBIT L

Investment Bank Fee Distribution Agreement